Exhibit 10.1

STOCK PURCHASE AGREEMENT

AMONG

JEVIC HOLDING CORP.

SAIA MOTOR FREIGHT LINE, INC.

AND

SCS TRANSPORTATION, INC.

June 30, 2006

ARTICLE 1 Definitions

ARTICLE 2 Purchase and Sale of Target Shares

2.1 2.2 2.3 2.4 2.5	Basic Transaction Deliveries Purchase Price The Closing Allocation of Purchase Price

ARTICLE 3 Representations and Warranties Concerning the Transaction

3.1 3.2	Representations and Warranties of the Seller Representations and Warranties of the Buyer

ARTICLE 4 Representations and Warranties Concerning the Target and Its Subsidiaries

4.1 4.2 4.3 4.4 4.5 4.6 4.7 4.8 4.9 4.10 4.11 4.12 4.13 4.14 4.15 4.16	Organization, Qualification, and Corporate Power
Capitalization
Noncontravention
Brokers’ Fees
Title to Assets; Asset Sufficiency
Subsidiaries
Financial Statements
Events Subsequent to Most Recent Fiscal Year End
Legal Compliance
Tax Matters
Real Property.
Intellectual Property
Contracts
Powers of Attorney
Litigation
Employee Benefits

4.17	Environmental, Health, and Safety Matters. Except as set forth on Section 4.17 of the Disclosure Schedule:

4.18 4.19 4.20 4.21 4.22 4.23 4.24 4.25 4.26 4.27 4.28	Certain Business Relationships with the Target and Its Subsidiaries
Permits
Bank Accounts
Books and Records
Employees.
Names and Locations
Intentionally Omitted
Customers and Suppliers
Insurance
Closing Date
Disclaimer of other Representations and Warranties

ARTICLE 5 Pre-Closing Covenants

5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11	General
Notices and Consents
Employees; Employee Non-Compete Agreements
Intentionally Omitted
Intentionally Omitted
Intentionally Omitted
Intentionally Omitted
Intentionally Omitted
Termination of Affiliate Agreements
Termination of Guaranties
Termination of Administrative Manager’s Employment Contracts; Conversion

ARTICLE 6 Post-Closing Covenants

6.1 6.2 6.3 6.4 6.5 6.6 6.7 6.8 6.9 6.10 6.11 6.12 6.13 6.14 6.15 6.16 6.17 6.18	General; Access to Insurance
Litigation Support
Employee Benefit Matters; Compensation
Plant Closings
Investigation
Maintenance of Records
Use of Names
Non-Solicitation.
Confidentiality
Indemnification of Officers and Directors
Certain Matters
Assignment of Certain Agreements
Separation and Distribution Agreement
Insurance
Surety Bonds
Claims Administration
Insurance Premiums and Claims
Specified Premises

ARTICLE 7 Conditions to Obligation to Close

7.1 7.2	Conditions to Obligation of the Buyer Conditions to Obligation of the Seller, the Parent and the Target

ARTICLE 8 Remedies for Breaches of This Agreement

8.1 8.2 8.3 8.4 8.5 8.6 8.7 8.8 8.9 ARTICLE 9 Termination 9.1 9.2	Survival of Representations and Warranties
Indemnification Provisions for Benefit of the Buyer
Indemnification Provisions for Benefit of the Seller
Matters Involving Third Parties
Insurance Proceeds
Exclusive Remedy
Environmental Matters
Manner of Payment
Obligations of Parent and the Seller

Termination of Agreement
Effect of Termination

ARTICLE 10 Tax Matters 10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8
Tax Sharing Agreements
Returns for Periods Through the Closing Date
Intentionally Omitted
Intentionally Omitted
Post-Closing Elections
Indemnification for Post-Closing Transactions
Section 338(h)(10) Election
Cooperation on Tax Matters

ARTICLE 11 Miscellaneous

11.1 11.2 11.3 11.4 11.5 11.6 11.7 11.8 11.9 11.10 11.11 11.12 11.13 11.14 11.15	Press Releases and Public Announcements
Third-Party Beneficiaries
Entire Agreement
Succession and Assignment
Counterparts
Specific Performance
Notices
Governing Law
Jurisdiction and Consent to Service of Process
WAIVER OF JURY TRIAL
Amendments and Waivers
Severability
Expenses
Exhibits/Schedules
Construction

EXHIBITS

Exhibit A Exhibit B Exhibit C	-Transition Services Agreement -Purchase Price Calculation Schedule -Form of Legal Opinion

SCHEDULES

Schedule 4.1(a)
Schedule 4.1(b)
Schedule 4.5
Schedule 4.6
Schedule 4.7(a)
Schedule 4.7(b)
Schedule 4.8
Schedule 4.9
Schedule 4.10(b)
Schedule 4.11(a)
Schedule 4.11(b)
Schedule 4.12
Schedule 4.13
Schedule 4.15(a)
Schedule 4.15(b)
Schedule 4.16(a)
Schedule 4.16(a)(i)
Schedule 4.16(a)(v)
Schedule 4.17
Schedule 4.19
Schedule 4.20
Schedule 4.22
Schedule 4.22(b)
Schedule 4.23
Schedule 4.24
Schedule 4.25
Schedule 4.26
Schedule 5.5
Foreign Qualifications
Directors and Officers
Title to Assets; Asset Sufficiency
Subsidiaries
Financial Statements
Undisclosed Liabilities
Events Subsequent to Most Recent Fiscal Year End
Legal Compliance
Tax Matters
Owned Real Property
Leased Real Property
Intellectual Property
Contracts
Litigation
Previous Claims
Employee Benefit Plans
Non-Compliant Plans
Change of Control Employee Benefit Plans
Environmental, Health, and Safety Matters
Permits
Bank Accounts
Employee Salaries
Employees
Names and Locations
Service Warranties
Customers and Suppliers
Insurance
Operation of Business

Schedule 6.3(b) Existing Policies Regarding Reinstatement of Employment and Vesting of

Schedule 6.3(b)(i) Schedule 7.1(g) Schedule 7.1(k) Schedule 7.1(m)	Benefits Absent or Inactive Employees Title Certificates Third Party Approvals Required Consents Schedule

STOCK PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into on June 30, 2006, by and among Jevic Holding Corp., a Delaware corporation (the “Buyer”), SCS Transportation, Inc., a Delaware corporation (“Parent”), Saia Motor Freight Line, Inc., a Louisiana corporation (the “Seller”). The Buyer, the Parent and the Seller are referred to collectively herein as the “Parties.”

The Seller owns all of the outstanding capital stock of Jevic Transportation, Inc. (the “Target”).

This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Target in return for cash.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE 1

Definitions

“Acquired Employee” means any active employee of the Target or any of its Subsidiaries on the Closing Date, plus any employee of the Target or any of its Subsidiaries who is on leave of absence, paid or unpaid, or who is otherwise absent from active employment for any other reason and whose employer-employee relationship with the Target or such Subsidiary has not been terminated by the Target prior to the Closing Date.

“Administrative Manger’s Agreements” has the meaning set forth in Section 5.11 below.

“Administrative Services Agreement” has the meaning set forth in Section 5.9 below.

“Adverse Consequences” means all actions, causes of action, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, Taxes, liens, losses, liability, penalties, fines, expenses, and fees, whether or not arising out of third-party claims, including court costs and reasonable attorneys’ fees and expenses and reasonable amounts paid in investigation, defense or settlement of any of the foregoing.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; provided, however, that no Person shall be an Affiliate of Parent solely by reason of such Person’s beneficial ownership of more than 10% but less than 20% of Parent’s outstanding capital stock.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Applicable Rate” means 7%, compounded daily.

“Arbitrator” has the meaning set forth in Section 2.3(c) below.

“Buyer” has the meaning set forth in the preface above.

“Buyer Parties” has the meaning set forth in Section 8.2 below.

“Cap” has the meaning set forth in Section 8.2 below.

“Closing” has the meaning set forth in Section 2.4 below.

“Closing Balance Sheet” has the meaning set forth in Section 2.3(c) below.

“Closing Date” has the meaning set forth in Section 2.4 below.

“Closing Indebtedness” has the meaning set forth in Section 2.3(a) below.

“Closing Net Working Capital” has the meaning set forth in Section 2.3(a) below.

“Closing Seller Expenses” has the meaning set forth in Section 2.3(a) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Transaction” means any (a) reorganization, liquidation, dissolution or recapitalization, refinance of the Target or any of its Subsidiaries, (b) merger or consolidation involving the Target or any of its Subsidiaries, (c) purchase or sale of a material portion of Parent’s or Seller’s assets, or any portion of Target’s (or any of its Subsidiaries’) assets outside the Ordinary Course of Business, or capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of the Target or any of its Subsidiaries (other than the purchase and sale of inventory in the Ordinary Course of Business consistent with past custom and practice), or (d) similar transaction or business combination involving the Target or any of its Subsidiaries or their business or material portion of Parent’s or Seller’s assets, or any portion of Target’s (or any of its Subsidiaries’) assets outside the Ordinary Course of Business.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 1, 2006 between Morgan Keegan & Company, as financial advisor to and on behalf of Parent, and Sun Capital Partners Group IV, Inc.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of a Person or its Subsidiaries or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information of the Person or its Subsidiaries (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods);  (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Person or any of its Subsidiaries’ suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, ideas, know-how, compilations of data and analyses, techniques, systems, formulas, compositions, research and development information, records, reports, manuals, drawings, specifications, designs, plans, proposals, technical data, documentation, models, data and databases relating thereto, financial and marketing plans and customer and supplier lists and information of the Person and its Subsidiaries; (iv) inventions, innovations, improvements, developments and methods (whether or not patentable) of the Person and its Subsidiaries; and (v) all other intellectual property rights of the Person and its Subsidiaries of a confidential nature.

“CRP” has the meaning set forth in Section 5.11 below.

“Deductible” has the meaning set forth in Section 8.2 below.

“De Minimis” has the meaning set forth in Section 8.2 below.

“Disclosure Schedule” means the disclosure schedule prepared by Parent and the Seller and attached hereto containing the exceptions to the representations and warranties contained in Article 3 and Article 4, as well as other information as indicated in other sections of this Agreement.

“Distribution Agreement” has the meaning set forth in Section 6.13 below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Encumbrance” means any lien, charge, security interest, claim, pledge, Tax, option, warrant, right, contract, call, commitment, equity, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and applicable state securities laws) or other encumbrance.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, and ordinances, all judicial and administrative orders and determinations, and all common law, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with the Target for purposes of Code § 414 or Section 4001 of ERISA.

“Estimated Purchase Price” has the meaning set forth in Section 2.3(b) below.

“Estimated Purchase Price Certificate” has the meaning set forth in Section 7.1(m)(x) below.

“Estoppel Certificates” has the meaning set forth in Section 7.1(j) below.

“Final Purchase Price” has the meaning set forth in Section 2.3(d) below.

“Financial Statements” has the meaning set forth in Section 4.7 below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Guaranty Releases” has the meaning set forth in Section 5.10 below.

“Hazardous Substance” means any pollutant, contaminant, petroleum or petroleum product, asbestos, polychlorinated biphenyl, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, solid or hazardous waste, special, liquid, industrial or other waste, hazardous material, noise, mold, odor, radiation, or other material, substance or agent (whether in solid, liquid or gaseous form) that is regulated or for which liability may be imposed pursuant to Environmental, Health, and Safety Requirements.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, or amendment thereof.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from cash overdrafts, (v) all obligations arising from deferred compensation arrangements other than the SCST Executive Capital Accumulation Plan to the extent such plan is fully funded by Parent, (vi) all obligations of such Person secured by a Security Interest, (vii) all guaranties of such Person in connection with any of the foregoing, (viii) all capital lease obligations, (ix) all deferred rent, as would be reflected on a balance sheet in accordance with GAAP, (x) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (xi) all intercompany obligations of the Target or any of its Subsidiaries to Parent, Seller or any of their respective Affiliates (other than Target or its Subsidiaries) except for obligations to Seller for transportation services provided to Target in the Ordinary Course of Business pursuant to that certain Interchange of Freight Agreement between Seller and Target, dated as of November 19, 2004, as amended by that certain Addendum to Interline Contract dated as of December 12, 2005, not in excess of $1.5 million in the aggregate, and (xii) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.4(a) below.

“Indemnifying Party” has the meaning set forth in Section 8.4(a) below.

“Indemnified Taxes” means unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) or any liability of Target or any of its Subsidiaries for the unpaid Taxes of any Person under Treasury Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Target and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Target and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Intellectual Property” means all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) patents, registrations, invention disclosures and applications therefore, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) copyrights and all mask works, databases, computer software, and design rights, whether or not registered or published, and all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (d) trade secrets, know-how, research and development, and confidential information, including customer and supplier information; and (e) contracts and licenses related to any of the foregoing.

“IRS” means the Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Recovery Act.

“Knowledge” with respect to Parent, Seller or Target means the actual knowledge of Herbert Trucksess, James Bellinghausen, Gerald Paulson, David Gorman and John Burton (and any of their replacements between execution of this Agreement and Closing) and the knowledge that each of the foregoing Persons would have obtained after making reasonably inquiry (including without limitation reasonable inquiry of Barbara Cooper, Jim Aromando, Tim Cathers, Joe Librizzi, John Bates, Ken Adams and any of their replacements between execution of this Agreement and Closing) and reasonable diligence with respect to the particular matter in question.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used in the Target’s or its Subsidiaries’ business as currently conducted.

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Target or its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Target or its Subsidiaries thereunder.

“Material Adverse Effect” means any event, transaction, condition or change which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, liabilities, operating results, value, consolidated financial condition, or employee, customer or supplier relations of the Target and its Subsidiaries taken as a whole, or on the ability of the Parties to consummate the transactions contemplated by this Agreement, in each case other than any event, transaction, condition or change directly resulting from (a) changes adversely affecting the United States economy or in the international, national, regional or local transportation markets to the extent such changes do not disproportionately affect the Target and its Subsidiaries as compared to the typical company operating in such market; (b) any legislation or regulation or any order of any governmental authority applicable to parties engaging in the transportation industry generally that imposes restrictions, regulations or other requirements thereon to the extent such legislation, regulation or order does not disproportionately affect the Target and its Subsidiaries as compared to the typical company operating in the transportation market; (c) changes in economic conditions or changes that arise from acts of war or terrorism; or (d) changes in the financial or securities markets (including any disruption thereof and any decline in the price of any security or market index) to the extent such changes do not disproportionately affect the Target and its Subsidiaries as compared to the typical company operating in the transportation market.

“Material Contracts” has the meaning set forth in Section 4.13 below.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.7(a) below.

“Most Recent Financial Statements” has the meaning set forth in Section 4.7(a) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.7(a) below.

“Multiemployer Plan” has the meaning set forth in ERISA §4001(3).

“Net Working Capital” means, as determined in accordance with GAAP and as of any date of determination, an amount equal to (i) the total current assets of Target and its Subsidiaries on a consolidated basis (including but not limited to cash and cash equivalents and accounts receivable), excluding Notes Receivable – Officers, Employees (Account No. 111210), Deferred Tax Asset (Account No. 109101) and Prepaid Insurance (Account No. 114201), minus (ii) the total current liabilities of Target and its Subsidiaries on a consolidated basis plus Long-term PL & PD Claim Reserve (Account No. 251101) and Long-term Worker’s Compensation Reserve (Account No. 251102) less Accrued Income Taxes – current (Total of Account No. 212101, 212102, 212103,212201,212202,212203), but excluding Indebtedness of Target or any of its Subsidiaries and accruals with respect to any Seller Expenses otherwise included therein to the extent deducted in Section 2.3 below. “Net Working Capital” shall also exclude (i) all assets and liabilities related to income Taxes, determined in accordance with GAAP, and (ii) all accruals to the extent related to the Parent, Seller and Target obligations for the termination of the Specified Lease and the transition of Target’s business from the Specified Lease as contemplated in connection therewith.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Outside Date” has the meaning set forth in Section 9.1(b) below.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all recorded easements and other rights and interests appurtenant thereto, owned by any of the Target or its Subsidiaries and used in the business of the Target and its Subsidiaries.

“Parent” has the meaning set forth in the preface above.

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 4.19 below.

“Permitted Encumbrances” means: (a) Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date or which are being contested by appropriate proceedings in a commercially reasonable manner with adequate reserves reflected on the Most Recent Balance Sheet and the Closing Balance Sheet; (b) mechanic’s liens and similar Security Interests for labor, materials or supplies incurred in the Ordinary Course of Business for amounts which are not delinquent and which would not, in the aggregate, have a material and adverse effect on the Target’s or its Subsidiary’s businesses as currently conducted which are being contested by appropriate proceedings in a commercially reasonable manner; (c) zoning, building codes and other land use laws regulating the use or occupancy of real estate or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over the same, all of which do not or would not materially impair the use or value of such property in the operation of the business of the Target and its Subsidiaries taken as a whole as currently conducted; (d) Security Interests set forth on the Permitted Encumbrances Schedule on Section 1 hereto for financing which is an obligation of any of the Target or its Subsidiaries which will not be paid off at Closing; (e) purchase money Security Interests and Security Interests securing rental payments under capital lease arrangements set forth on the Permitted Encumbrances Schedule on Section 1 hereto; and (f) easements, covenants, conditions, restrictions and other similar matters affecting title to any property and other title defects, all of which do not or would not materially impair the use or value of such property in the operation of the business of the Target and its Subsidiaries taken as a whole as currently conducted.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2.3 below.

“Purchase Price Calculation Schedule” has the meaning set forth in Section 2.2(b) below.

“Purchase Price Calculation” has the meaning set forth in Section 2.3(c) below.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Restrictive Covenants” has the meaning set forth in Section 6.8(e) below.

“Scheduled Intellectual Property” has the meant set forth in Section 4.12 below.

“Section 338(h)(10) Election” has the meaning set forth in Section 10.7 below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, charge, security interest, preference, priority, restriction, covenant, condition, restriction, easement, encumbrance, matter of record, matter which an accurate survey would disclose, local land use laws (including building, zoning, fire safety, subdivision and site development), or other Encumbrance of any kind (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Seller” has the meaning set forth in the preface above.

“Seller Confidentiality Agreement” has the meaning set forth in Section 4.8(m).

“Seller Expenses” means all fees and expenses of Parent, the Seller, the Target and their respective Affiliates (including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers, finders or other representatives and consultants retained by any of the Target and the Seller and any change of control payments or fees or transaction related bonuses (whether absolutely or contingently dependent upon consummation of the transactions contemplated hereby, including any such amounts payable upon any event as a result of such event occurring after the consummation of the transactions contemplated by this Agreement) paid or payable to any Person, with respect to this Agreement, each of the agreements contemplated hereby and the transactions contemplated hereby and thereby, whether prior to the Closing or subsequent to the Closing.

“Seller Parties” has the meaning set forth in Section 8.3 below.

“Specified Landlord” has the meaning set forth on the Specified Lease Schedule attached hereto.

“Specified Lease” has the meaning set forth on the Specified Lease Schedule attached hereto.

“Specified License” has the meaning set forth on the Specified Lease Schedule attached hereto.

“Specified Premises” has the meaning set forth on the Specified Lease Schedule attached hereto.

“Statement of Objections” has the meaning set forth in Section 2.3(c) below.

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or similar governing body.

“Surveys” has the meaning set forth in Section 7.1 below.

“Target” has the meaning set forth in the preface above.

“Target Baseline Working Capital” means $11,000,000.

“Target Benefit Plans” means, collectively, the Employee Benefit Plans, the Employee Pension Benefit Plans and the Employee Welfare Benefit Plans sponsored and maintained by Target and its Subsidiaries and that will be retained by Target and its Subsidiaries as of the Closing Date.

“Target Share” means any share of the Common Stock, no par value, of the Target.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, fuel, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Approvals” has the meaning set forth in Section 7.1(k) below.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Title Commitments” has the meaning set forth in Section 7.1(g) below.

“Title Company” has the meaning set forth in Section 7.1(g) below.

“Title Policies” has the meaning set forth in Section 7.1(h) below.

“Transition Services Agreement” has the meaning set forth in Section 7.1(m)(vii) below.

“WARN Act” means the Worker Adjustment and Retraining Act of 1988, as amended, and any similar foreign, state or local law, regulation or ordinance.

ARTICLE 2

Purchase and Sale of Target Shares

2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell to the Buyer, all of its Target Shares, free and clear of all Security Interests, for the consideration specified below in this Article 2.

2.2 Deliveries. At the Closing:

(a) Buyer shall pay to Seller an amount equal to the Estimated Purchase Price (as defined in Section 2.3(b) below), in cash by wire transfer of immediately available funds to an account designated by Seller at least two business days prior to the Closing Date;

(b) Seller shall deliver to Buyer the certificates representing the Target Shares, duly endorsed in blank or accompanied by duly executed stock powers, with appropriate transfer stamps (if any) affixed thereto;

(c) Parent and the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1 below;

(d) The Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2 below; and

(e) Parent and the Seller shall deliver to Buyer all corporate books and records and other property of the Target in its possession.

2.3 Purchase Price. (a) The aggregate purchase price to be paid for the Target Shares (the “Purchase Price”) will be $42,200,000.00 minus (i) the aggregate amount of all Indebtedness of the Target and its Subsidiaries existing as of the Closing (the “Closing Indebtedness”), minus (ii) the amount (if any) by which the Net Working Capital of the Target as of the Closing Date as shown on the Closing Balance Sheet (as defined in Section 2.3(c) below and as prepared in accordance with the provisions thereof) (the “Closing Net Working Capital”) is less than the Target Baseline Working Capital (for purposes of clarification, such amount shall not be less than zero), and minus (iv) Seller Expenses which are not paid by Seller at or prior to the Closing and which Target or any of its Subsidiaries would be required to pay or otherwise satisfy or which are or would become a liability of Target after the Closing (the “Closing Seller Expenses”).

(b) At the Closing, the Buyer shall pay to the Seller in the manner described in clause (i) of Section 2.2(a) above an amount equal to the Purchase Price, as estimated by the Seller (including an estimate of the components of the Purchase Price) on the Estimated Purchase Price Certificate (as defined in Section 7.1(m)(x)), prepared in a manner consistent with the Purchase Price Calculation Schedule set forth on the Exhibit B hereto (the “Purchase Price Schedule”), and as accepted by the Buyer in its sole discretion (which acceptance shall be deemed an acceptance to use such determination for purposes of Closing but shall not be construed as an agreement with the Seller as to the actual Purchase Price or any components thereof) not less than two days prior to the Closing (the “Estimated Purchase Price”).

(c) Within 90 days following the Closing Date, the Buyer shall deliver to the Seller a balance sheet of the Target (in its final and binding form, the “Closing Balance Sheet”), setting forth the Closing Indebtedness, the Closing Seller Expenses, and the Closing Net Working Capital and a certificate setting forth the resulting Purchase Price calculated with reference to such amounts (in its final and binding form, together with the Closing Balance Sheet, the “Purchase Price Calculation”). The Closing Balance Sheet shall include all known adjustments required in a year-end closing of the books (except as set forth on Schedule 2.3 hereto) and shall be prepared in a manner consistent with the Purchase Price Calculation Schedule based upon a balance sheet of the Target prepared in accordance with GAAP. The Seller shall cooperate as reasonably requested in connection with the preparation of the Purchase Price Calculation. During the 30-day period immediately following the Seller’s receipt of the Purchase Price Calculation, the Seller and its agents shall be permitted to review the Target’s books and records and the Target’s working papers related to the preparation of the Purchase Price Calculation and determination of the Purchase Price. The Purchase Price Calculation shall become final and binding upon the parties 30 days following the Seller’s receipt thereof unless the Seller gives written notice of its disagreement (a “Statement of Objections”) to the Buyer prior to such date. Any Statement of Objections shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) the Seller reasonably and in good faith determines that the Purchase Price Calculation and the resulting Purchase Price calculated with reference thereto delivered by the Buyer has not been determined in accordance with the guidelines and procedures set forth in this Agreement. If a timely Statement of Objections is received by the Buyer, then the Purchase Price Calculation (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Statement of Objections or (y) the date all matters in dispute are finally resolved in writing by the Arbitrator (defined below). During the 30 days following delivery of a Statement of Objections, the parties shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Statement of Objections. Following delivery of a Statement of Objections, the Buyer and its agents and representatives shall be permitted to review the Seller’s and its representatives’ working papers relating to the preparation of the Statement of Objections. At the end of the 30-day period referred to above, the parties shall submit to a mutually satisfactory independent reputable consulting firm or a mutually satisfactory independent reputable “big-four” accounting firm (other than KPMG LLP) for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Statement of Objections. If the parties are unable to mutually agree upon a consulting firm or an accounting firm, Buyer and Seller shall select by lot a reputable accounting or consulting firm. The parties shall instruct the consulting firm or accounting firm ultimately agreed upon or selected by lot under this Section 2.3(c) (the “Arbitrator”) to make a final determination of the Closing Indebtedness, the Closing Net Working Capital, the Closing Seller Expenses and the resulting Purchase Price calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Arbitrator during the term of its engagement. The parties shall instruct the Arbitrator to not assign a value to any item in dispute greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand. The parties shall also instruct the Arbitrator to make its determination based solely on presentations by the Buyer and the Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Purchase Price Calculation and the determination of the Closing Indebtedness, the Closing Net Working Capital, the Closing Seller Expenses and the resulting Purchase Price calculated with reference thereto shall become final and binding on the Parties on the date the Arbitrator delivers its final resolution in writing to the parties (which final resolution shall be requested by the Parties to be delivered not more than 45 days following submission of such disputed matters). The fees and expenses of the Arbitrator shall be borne by the Parties based upon the relative merits of their claims as determined by the Arbitrator.

(d) Promptly after the Purchase Price Calculation and the determination of Closing Indebtedness, the Closing Net Working Capital, the Closing Seller Expenses and the resulting Purchase Price calculated with reference to such amounts become final and binding on the parties under Section 2.3(c) above, the Estimated Purchase Price shall be recalculated by giving effect to the final and binding Closing Indebtedness, Closing Net Working Capital and Closing Seller Expenses (as recalculated, the “Final Purchase Price”). If the Estimated Purchase Price is greater than the Final Purchase Price, Parent and Seller shall, on a joint and several basis, and if the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall, within three business days after the Purchase Price Calculation becomes final and binding on the parties, make payment by wire transfer to Buyer or the Seller, as the case may be, in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment.

2.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, 60601, commencing at 10:00 a.m. local time on June 30, 2006 (the “Closing Date”).

2.5 Allocation of Purchase Price. Buyer, Target and Seller agree that the Purchase Price and the liabilities of Target (plus other relevant items) will be allocated to the assets of the Target for all purposes (including Tax and financial accounting purposes) (other than for purposes of title insurance and casualty insurance) in a manner consistent with Section 338 and Section 1060 of the Code and Treasury Regulations thereunder in the respective amounts determined by Buyer subject only to Seller’s consent to such allocation, which consent shall not be unreasonably withheld or delayed. Buyer, Target and Seller shall timely file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

ARTICLE 3

Representations and Warranties Concerning the Transaction

3.1 Representations and Warranties of the Seller. As a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Each of Parent and the Seller, jointly and severally, represents and warrants to the Buyer as follows with respect to Parent and the Seller:

(a) Organization of Parent and Seller. The Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Louisiana. Parent is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Authorization of Transaction. Each of the Seller and Parent has full corporate power and corporate authority to execute and deliver this Agreement and to perform Seller’s obligations hereunder. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Seller or Parent is a party have been duly authorized by the Seller or Parent, as applicable, and no other corporate act or other proceeding on the part of the Parent or Seller or either of their boards of directors is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed by each of the Seller and Parent and constitutes the valid and legally binding obligation of each, enforceable in accordance with its terms and conditions, and each of the other agreements and instruments contemplated hereby to which the Seller or Parent is a party, when executed and delivered by Parent or the Seller, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Seller and Parent need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. None of the Seller, Parent or any of their respective Subsidiaries is a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and each such Person has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Company Transactions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement and all of the other agreements and instruments executed pursuant hereto to which Parent or the Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of either Seller’s or Parent’s charter or bylaws, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or Parent is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, result in the creation of a Security Interest in or upon any of the Target’s or any of its Subsidiaries capital stock pursuant to, create in any party the right to accelerate, terminate, modify, or cancel under, require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, any agreement, contract, lease, license, instrument, or other arrangement to which Parent or the Seller is a party or to which any of its assets is subject.

(d) Brokers’ Fees. None of Seller, Parent or any of their respective Affiliates have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or could become liable or obligated.

(e) Target Shares. The Seller holds of record and owns beneficially all the Target Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws) or Security Interests (other than Permitted Encumbrances). At the Closing, Seller shall sell to Buyer good title to the Target Shares, free and clear of all Security Interests. Neither Seller nor Parent is bound by any option, warrant, purchase right, or other contract or commitment that could require Seller or Parent to sell, transfer, or otherwise dispose of any Target Shares (other than this Agreement). Neither Seller nor Parent is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Target Shares. Assuming the accuracy of Buyers representations in Section 3.2(e), the sale of the Target Shares to Buyer shall be made in compliance with all federal and state securities laws.

3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

(a) Organization of the Buyer. The Buyer is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization of Transaction. The Buyer has full power and authority (including full company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, and each of the other agreements and instruments contemplated hereby to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its respective terms and conditions, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Assuming the accuracy of Parent’s and Seller’s representations and warranties in this Agreement (to the extent the breach of any such representation or warranty or any facts, circumstances or events related to such representation or warranty would cause Buyer’s representations in this sentence to be incorrect or misleading), the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement other than such authorizations, consents or approvals either (i) required due to the identity of parent, Seller, Target or its Subsidiaries or (ii) based on the industry or market of any of Parent, Seller, Target or its Subsidiaries which would have been required for any other Person (other than Buyer or any of its Affiliates) to acquire the Target Shares.

(c) Noncontravention. Neither the execution and the delivery of this Agreement and all of the other agreements and instruments contemplated hereby to which the Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the Buyer’s charter or bylaws, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or to which any of its assets is subject, in each case to the extent any such violation, conflict or breach would materially and adversely affect Buyer’s ability to consummate the transactions contemplated in this Agreement.

(d) Brokers’ Fees. Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(e) Investment. Buyer is acquiring the Target Shares for its own account for investment purposes and without any view to the sale or distribution thereof in contravention of securities laws. Buyer understands that sale of the Target Shares has not been registered under the Securities Act and therefore the Target Shares cannot be resold unless registered thereunder or unless an exemption from such registration is available.

(f) Financing. At Closing, Buyer will have all funds necessary to consummate the transactions contemplated by this Agreement. The ability of Buyer to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to financing.

ARTICLE 4

Representations and Warranties Concerning the Target and Its Subsidiaries

Parent and Seller, on a joint and several basis, represent and warrant to the Buyer as follows:

4.1 Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Section 4.1(a) of the Disclosure Schedule lists the jurisdictions where each of the Target and its Subsidiaries is qualified to do business. Each of the Target and its Subsidiaries has full corporate power and authority and all licenses, permits and authorizations to carry on the businesses in which it is engaged as now conducted and as presently proposed to be conduced by the Seller and its Affiliates, to own and use the properties owned and used by it and to carry out the transactions contemplated by this Agreement. Copies of each of the Target’s and its Subsidiaries’ articles of incorporation and by-laws or similar governance documents which have been furnished to Buyer’s counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. None of Target or any of its Subsidiaries are in default under or in violation of any provision of their articles of incorporation or by-laws or any similar governance documents. Section 4.1(b) of the Disclosure Schedule lists the directors and officers of each of the Target and its Subsidiaries.

4.2 Capitalization. The entire authorized capital stock of the Target consists of 100 shares of common stock all of which are issued and outstanding. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any capital stock of Target or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target or any of its Subsidiaries. None of Target or any of its Subsidiaries are subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock of Target or any of its Subsidiaries or any warrants, options or other rights to acquire any such capital stock. There are no agreements with respect to the voting or transfer of Target’s capital stock (other than this Agreement) or any capital stock of any of Target’s Subsidiaries.

4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of Target’s or any of its Subsidiaries’ charter or bylaws, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target or any of its Subsidiaries is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, result in the creation of a Security Interest in or upon any of the Target’s or any of its Subsidiaries assets pursuant to, create in any party the right to accelerate, terminate, modify, or cancel under, require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, any agreement, contract, Lease, license, instrument, or other arrangement to which Target or any of its Subsidiaries is a party or to which any of their assets are subject except, in the cases of clauses (ii) and (iii) above, such events as would not be material to the Target or any of its Subsidiaries. None of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement. Neither Target or any of its Subsidiaries is a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and each such Person has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Company Transactions.

4.4 Brokers’ Fees. None of the Target and its Subsidiaries and Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5 Title to Assets; Asset Sufficiency. The Target and its Subsidiaries have good and valid title to the Owned Property and other assets used in the conduct of their businesses as currently conducted free of all Security Interests other than Permitted Encumbrances (other than assets leased by Target or any of its Subsidiaries). The Target and its Subsidiaries have a valid leasehold interest in the Leases and all other assets used in the conduct of their businesses as currently conducted which are not owned by Target or any of its Subsidiaries, free of all Security Interests other than Permitted Encumbrances. The assets presently owned, leased or licensed by the Target and its Subsidiaries include all assets that are necessary to permit the Target and its Subsidiaries to conduct their business in the same manner as their business is currently conducted. Except as set forth on Section 4.5(a) of the Disclosure Schedule, all of Target’s and its Subsidiaries’ buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition and repair (except for ordinary wear and tear in the Ordinary Course of Business in a manner consistent with industry standards and except as specifically impaired on the Most Recent Balance Sheet) and are fit for use in the ordinary course of Target’s and such Subsidiaries’ business as presently conducted and as presently proposed to be conducted by the Seller and Parent. Section 4.5(b) of the Disclosure Schedule sets forth a list of all vehicles owned or leased by Target or any of its Subsidiaries (including trucks, trailers and forklifts) and identifies whether such vehicles are leased or owned by Target or one of its Subsidiaries.

4.6 Subsidiaries. Section 4.6 of the Disclosure Schedule sets forth for each Subsidiary of the Target: (a) its name and jurisdiction of organization, (b) the names and respective ownership interests of the holders thereof, and (c) the amount and type of authorized and outstanding equity of such Subsidiary. All of the issued and outstanding ownership interests of each Subsidiary of the Target have been duly authorized and are validly issued, fully paid, and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. Each ownership interest of each of the Target’s Subsidiaries is owned beneficially and of record by the Person indicated on Section 4.6 of the Disclosure Schedule, free and clear of any Security Interest except Permitted Encumbrances. Neither the Target nor any of its Subsidiaries owns or holds the right to, or has any obligation to, purchase or otherwise acquire any shares of stock or any other security or interest in any other Person or has any obligation to make any capital contribution to any Person. Prior to the Closing, the Subsidiary of Target shall be converted into a limited liability company.

4.7 Financial Statements.

(a) Section 4.7(a) of the Disclosure Schedule contains a correct and complete copy of the following financial statements (collectively the “Financial Statements”): (i) unaudited consolidated balance sheets and statements of income, changes in stockholder’s equity, and cash flow as of and for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 for the Target and its Subsidiaries; and (ii) unaudited consolidated balance sheet and statement of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the 5 months ended May 31, 2006 (the “Most Recent Fiscal Month End”) for the Target and its Subsidiaries. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Target and its Subsidiaries as of such dates and the results of operations of the Target and its Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes (none of which adjustments or footnotes, however, would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, cash flow or net worth of Target and its Subsidiaries taken as a whole).

(b) Except for obligations and liabilities (i) set forth on Section 4.7(b) of the Disclosure Schedule, (ii) set forth or reserved for on the balance sheet included in the Most Recent Financial Statements (the “Most Recent Balance Sheet”), (iii) for cargo damage and destruction, personal injury, property damage, group health care or workers compensation if such liabilities would be the types of liabilities are incurred in the Ordinary Course of Business and are of the types of liabilities included under existing reserves included on the Most Recent Balance Sheet, and (iv) incurred in the Ordinary Course of Business since the Most Recent Fiscal Month End (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), neither Target nor any of its Subsidiaries has or will have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Target or any of its Subsidiaries, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof.

(c) At the Closing, the aggregate net book value of Target’s property, plant and equipment, as determined in accordance with GAAP on a basis consistent with past practice will not be less than $94,600,000.00.

4.8 Events Subsequent to Most Recent Fiscal Year End. Since December 31, 2005, there has not been any Material Adverse Effect or any fact, circumstance or event which would reasonably be expected to have a Material Adverse Effect and, except as set forth on Section 4.8 of the Disclosure Schedule, with respect to each of the Target and its Subsidiaries, there has not been any:

(a) amendment to its organizational documents;

(b) damage or destruction (whether or not covered by insurance) to any of its Leases, Owned Real Property, or other material assets in which the Adverse Consequences with respect to the damage or destruction of such material assets exceed $50,000 individually;

(c) entry into or materially amend any employment, severance, benefit, change of control, consulting, independent contractor (other than independent contractors for transportation services) or any similar arrangement that is not terminable at will without severance, penalty or payment of any other amount in connection with such termination or any transfer of employees from the Target or any of its Subsidiaries to Parent or any of its Subsidiaries (other than the Target or any of its Subsidiaries) or any transfer of employees from Parent or any of its Subsidiaries (other than the Target or any of its Subsidiaries) to the Target or any of its Subsidiaries;

(d) any payment, nor declaration or setting aside of funds for any payment or distribution of cash (including so-called “tax distributions”) other than dividends of cash and repayments of cash of intercompany debt to Parent or Seller in the Ordinary Course of Business in an aggregate amount not in excess of $250,000, or other property to any of its stockholders with respect to such stockholder’s capital stock or otherwise, or purchase, redemption or other acquisition of any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity);

(e) change (whether or not in the Ordinary Course of Business) in any method of accounting or accounting policies;

(f) acceleration or delay in the collection of accounts receivable, the payment of accounts payable or commissions or any other liability, or obligation or agreement or negotiations with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation, or any acceleration of the collection of (or discount of) any accounts or notes receivable;

(g) capital expenditure or group of related capital expenditures which exceeded the Target’s current budget or commitment with respect to such capital expenditure or group of related capital expenditures in excess of $75,000 individually;

(h) sale, assignment, transfer, lease, license or other encumbrance on any of its tangible assets, or cancellation of any material debts or claims other than the sale or disposal of assets in the Ordinary Course of Business with an aggregate value of less than $150,000;

(i) entry into any settlement, conciliation or similar agreement other than such agreements providing for solely monetary settlements which do not exceed $150,000;

(j) bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts or bonus plans for hourly and salaried employees, in each case that are described in Section 4.13 of the Disclosure Schedule, or with respect to employees with an annual compensation not in excess of $85,000), or entering into, amendment or termination of any collective bargaining agreement or other employment agreement;

(k) plant closing or other layoff of employees that have triggered any obligation under the Worker Adjustment and Retraining Notification Act, as amended, or any similar foreign, state, provincial or local law, regulation or ordinance (jointly, the “WARN Act”);

(l) mortgages or pledges of any of its properties or assets or attachment of any Security Interest thereon, except for Permitted Encumbrances;

(m) (i) sale, assignment, transfer, lease, license or other encumbrance on any of its Intellectual Property, (ii) disclosure of any Confidential Information to any Person (other than to Buyer and its Affiliates and advisors or to other potential purchasers of Parent, Seller or Target which have entered into confidentiality agreements with the Target, Parent or Seller with respect to such disclosure (any such agreement entered into with Parent or Seller, a “Seller Confidentiality Agreement”), and other than in the Ordinary Course of Business in circumstances in which it has imposed reasonable confidentiality restrictions), or (iii) abandonment or lapse of any material Intellectual Property rights;

(n) waiver of any rights of material value (whether or not in the Ordinary Course of Business);

(o) loans or advances to, guaranties for the benefit of, any Person (other than advances to Target’s or its Subsidiaries’ employees in the Ordinary Course of Business);

(p) charitable contributions or pledges exceeding in the aggregate $25,000 or any political contributions;

(q) purchase or other acquisition of any notes, obligations, securities, capital stock or ownership interest in any Person or any steps taken to incorporate any Subsidiary;

(r) action or failure to take any action that has, had or could reasonably be expected to have the effect of accelerating to pre-Closing periods sales to customers or other revenues that could otherwise be expected to take place or be incurred after the Closing;

(s) entry into, amendment or termination of any contract other than in the Ordinary Course of Business; or

(t) agreement, whether orally or in writing, to do or bring about any of the foregoing.

4.9 Legal Compliance. Except as set forth on Section 4.9 of the Disclosure Schedule, each of the Target and its Subsidiaries (and, to the extent affecting the Target or any of its Subsidiaries, each of Parent, Seller and their respective Subsidiaries) is, and for the past three years has been, in material compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). During the past three (3) years, no material notices have been received by and no material claims have been filed against Target or any of its Subsidiaries alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations. None of Parent, Seller, Target nor any of their respective Subsidiaries has made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

4.10 Tax Matters.

(a) Each of Target and its Subsidiaries has timely filed all Income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by any of Target and its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid. Neither Target nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, other than have been settled and listed on Section 4.10 of the Disclosure Schedule. There are no liens on any of the assets of Target or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. Each of Target and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b) Section 4.10(b) of the Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to any of the Target and its Subsidiaries for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Parent and the Seller have provided access to the Buyer correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target and its Subsidiaries since December 31, 2003. There is no material dispute or claim concerning any Tax liability of Target or its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which Target or its Subsidiaries has Knowledge.

(c) None of the Target and its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except as listed on Section 4.10(c) of the Disclosure Schedule.

(d) None of the Target and its Subsidiaries is a party to any Tax allocation, indemnification, or sharing agreement, other than that certain Tax Sharing Agreement, dated as of September 30, 2002, among Yellow Corporation and Parent and its Subsidiaries.

(e) Neither Target nor its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement, including with respect to this transaction, that could obligate it to make any payments that will not be deductible under Code §280G.

(f) Neither Target nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal Income Tax Return other than a group the common parent of which is Parent. Parent has filed a consolidated federal Income Tax Return with Target and its Subsidiaries for the taxable year immediately preceding the current taxable year and will be eligible to make the Section 338(h)(10) Election.

(g) Each Affiliated Group has timely filed all Tax Returns that it was required to file for each taxable period during which any of the Target and its Subsidiaries was a member of the group, all such Tax Returns were correct and complete in all material respects, and all material Taxes owed by such Affiliated Group (whether or not shown or required to be shown on any Tax Return) have been paid.

(h) None of the Target and its Subsidiaries has Knowledge of any liability for Taxes of any Person other than the Target and its Subsidiaries under Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) There is no dispute or claim concerning any Income Tax liability of any SCST Affiliated Group for any taxable period during which Target or any of its Subsidiaries was a member of the group either (A) claimed or raised by any authority in writing or (B) as to which Parent or Seller and the directors and officers (and employees responsible for Tax matters) of any of Parent and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. No SCST Affiliated Group has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period during which any of Target and its Subsidiaries was a member of the group.

(j) None of the Target nor any of Target’s Subsidiaries, or Seller or Parent has engaged in a “listed transaction” as defined in Treasury Regulation § 1.6011-4(b)(2).

(k) To the extent that Target or any of its Subsidiaries has in place any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such plan has been operated in good faith compliance with Section 409A of the Code at all times.

4.11 Real Property.

(a) Section 4.11(a) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(i) the Target or one of its Subsidiaries has marketable fee simple title, free and clear of all Security Interests, except Permitted Encumbrances and items listed on the Title Commitments;

(ii) none of the Target or its Subsidiaries has leased, is subject to, or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein;

(iv) To the Knowledge of the Target or any of its Subsidiaries, neither Target or any of its Subsidiaries has received written notice from insurers of the Owned Real Property relating to any material violations, deficiencies or need for repairs;

(v) To the Knowledge of the Target or any of its Subsidiaries, no fact or condition exists which would result in the termination of the current access from any property comprising part of the Owned Real Property to any presently existing public highways and roads adjoining or situated on the Owned Real Property;

(vi) To the Knowledge of the Target or any of its Subsidiaries, except as set forth in Section 4.11(a)(vi) of the Disclosure Schedule and except as shown on the existing surveys previously provided to Buyer, neither Target or any of its Subsidiaries has received notice from any third party with respect to any encroachments or other facts or conditions affecting any of the Owned Real Property, which would interfere in any respect with the use, occupancy or operation thereof as currently used, occupied and operated in any material manner; and

(vii) Except as set forth in Section 4.11(a)(ix) of the Disclosure Schedule, neither Target nor any of its Subsidiaries has received written notice that any condemnation proceedings or similar actions or proceedings are now pending or threatened with respect to the Owned Real Property or any part thereof.

(b) Section 4.11(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. The Seller has delivered to the Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 4.11(b) of the Disclosure Schedule, with respect to each of the Leases:

(i) None of Target’s or its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed, to Seller’s Knowledge, no third party has any right to disturb the Lease, and there are no disputes with respect to such Lease;

(ii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(iii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any of Target or its Subsidiaries;

(iv) none of Target or its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein;

(v) there are no liens or options on the estate or interest created by such Lease except as set forth on Section 4.11(b)(v) of the Disclosure Schedule;

(vi) each of the Leases is in full force and effect, and has not been amended, modified, or supplemented, except as set forth on Section 4.11(b)(vi) of the Disclosure Schedule;

(vii) To the Knowledge of the Target or any of its Subsidiaries, except as set forth in Section 4.11(b)(vii) of the Disclosure Schedule, neither Target or any of its Subsidiaries has received notice from any third party with respect to any encroachments or other facts or conditions affecting any of the Leased Real Property which would interfere in any respect with the use, occupancy or operation thereof as currently used, occupied and operated in any material manner; and

(viii) the Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property;

(ix) except to the extent the lease expressly requires that the tenant’s equipment and/or trade fixtures remain at such Leased Real Property after the termination of the lease, Target has ownership of and the right to remove any and all of Target and its Subsidiaries’ equipment and trade fixtures, as identified on the consolidated balance sheets of Target and its Subsidiaries, including the Most Recent Balance Sheet, that are necessary and appropriate to conduct its business at each Leased Real Property; and

(x) To the Knowledge of Target and any of its Subsidiaries, neither Landlord or any third party has provided notice or a request for the right to payment of rents, an estoppel, a Subordination, Non-disturbance and Attornment Agreement or requirement that the Lease be effective only upon the consent of such other party, except as set forth in Section 4.11(v)(ix) of the Disclosure Schedule.

(c) The Owned Real Property identified in Section 4.11(a) of the Disclosure Schedule and the Leased Real Property identified in Section 4.11(b) of the Disclosure Schedule (collectively, the “Real Property”), comprise all of the real property regularly used or intended to be used in, or otherwise related to, Target’s and its Subsidiaries’ business; and none of Target or its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(d) To the Knowledge of Parent and Seller, each have provided Buyer with all existing title insurance policies, commitments or reports and surveys within their possession or control with respect to each Real Property.

4.12 Intellectual Property. Section 4.12 of the Disclosure Schedule sets forth a true and complete list of all registered Intellectual Property and all material unregistered Intellectual Property owned by, or licensed to, the Target or any of its Subsidiaries, indicating for each registered item of owned Intellectual Property the registration or application number and the applicable filing jurisdiction, including all licenses of Intellectual Property to which Target or any of its Subsidiaries is a party (collectively, the “Scheduled Intellectual Property”). Except as set forth in Section 4.12 of the Disclosure Schedule: (i) all Intellectual Property owned by the Target or any of its Subsidiaries is owned free and clear of all Security Interests, is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Target’s or its Subsidiaries’ use thereof or its rights thereto; (ii) the Target and its Subsidiaries own all right title and interest in and to, or have sufficient rights under a valid and enforceable written license listed in Section 4.12 of the Disclosure Schedule to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged immediately after the consummation of the transactions contemplated by this Agreement; (iii) Target and its Subsidiaries in the current conduct of their business do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party and Target and its Subsidiaries in the past conduct of their business have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party; (iv) to Target’s Knowledge, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property right that the Target or its Subsidiaries own or hold; (v) no Seller or Affiliate of Seller owns any Intellectual Property that is used in the Target’s and its Subsidiaries’ business; and (vi) Target’s and its Subsidiaries’ computer firmware, hardware, databases and software (whether general or special purpose), information technology infrastructure, and other similar or related items of automated, computerized and/or software systems used or relied upon by the Target and its Subsidiaries in the conduct of their business are in useable condition in all material respects and are sufficient for the conduct of the Target’s and its Subsidiaries business as currently conducted in all material respects.

4.13 Contracts.

(a) Section 4.13 of the Disclosure Schedule lists all of the following agreements (“Material Contracts”) to which Target or any of its Subsidiaries is a party or bound and denotes with an asterisk (*) whether the consent of any third party thereto is required under any of the Material Contracts as a result of the consummation of the transactions contemplated by this Agreement:

(i) any agreement concerning a partnership or joint venture;

(ii) any agreement (or group of related agreements) under which Target or any of its Subsidiaries has created, incurred, assumed or guaranteed any Indebtedness for borrowed money or any capitalized or other lease obligation or under which a Security Interest has been imposed on any of its assets, tangible or intangible or involving equipment with an individual or aggregate value in excess of $100,000 or requiring payments in excess of $100,000;

(iii) any agreement concerning noncompetition or otherwise prohibiting the Target or any of its Subsidiaries from freely engaging in any business or in any geographic region;

(iv) any agreement with or on behalf of its current or former directors, officers or employees, or independent consultants including severance agreements, programs, policies or arrangements, any collective bargaining agreement or any other contract with any labor union;

(v) any agreement (or group of related agreements) for the lease or sublease of, or under which Target or any of its Subsidiaries otherwise holds or operates any real or personal property owned by any other Person providing for payments in excess of $100,000 per annum;

(vi) any settlement, conciliation or similar agreement pursuant to which, as of and after the execution date of this Agreement, Target or any of its Subsidiaries will be required to pay consideration valued in excess of $100,000 or which creates any monitoring, reporting or oversight obligation of Target or any of its Subsidiaries to any governmental authority outside the Ordinary Course of Business;

(vii) any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(viii) any pension, profit sharing, stock option, employee stock purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement;

(ix) any contract under which Target or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $10,000;

(x) any guaranty, performance bond or similar agreement;

(xi) any lease or agreement under which Target or any of its Subsidiaries is lessor of or permits any third party to hold or operate any material property, real or personal, owned or controlled by Target or any of its Subsidiaries;

(xii) any agreement under which Target or any of its Subsidiaries licenses Intellectual Property to, or licenses Intellectual Property from, a third Person, excluding any licenses of commercially available, off-the-shelf software programs or licenses purchased or licensed for less than a total cost of $25,000;

(xiii) any agreement under which it has granted any Person any registration rights (including demand or piggyback registration rights);

(xiv) any sales or franchise agreement (other than customer agreements);

(xv) any agreement with a term of more than six months which is not terminable by Target or any of its Subsidiaries upon less than 30 days’ notice without penalty and involves a consideration in excess of $100,000 annually;

(xvi) any contract regarding voting, transfer or other arrangements related to Target’s capital stock or warrants, options or other rights to acquire any of the Target’s capital stock;

(xvii) any settlement, conciliation or similar agreement other than any such agreement providing solely for the payment of monetary damages which was entered into and fully performed prior to January 1, 2006;

(xviii) any agreement in the nature of a covenant, condition, easement, restriction, reservation or encumbrance benefiting the holder of any Owned Real Property or Leased Real Property;

(xix) any agreement between the Parent, Seller or any of its Subsidiaries (other than Target and its Subsidiaries), on the one hand, and Target or any of its Subsidiaries, on the other hand; or

(xx) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $100,000 annually (other than customer agreements).

(b) Seller has delivered or made available to Buyer on its electronic datasite a correct and complete copy of each written Material Contract and an accurate description of each oral Material Contract. With respect to each Material Contract, each Lease listed or required to be listed on Section 4.11(b) of the Disclosure Schedule and each agreement listed on Section 4.13 of the Disclosure Schedule:

(i) such agreement is legal, valid, binding, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity;

(ii) None of Parent, Seller, Target nor any of their respective Subsidiaries is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such Person or permit any third party to terminate, modify or accelerate, such agreement;

(iii) neither Target nor any of its Subsidiaries has any present expectation or intention of not fully performing its obligations under such agreement;

(iv) no such agreement is currently subject to or, to Seller’s Knowledge, is expected to be subject to cancellation or any other material modification by the other party thereto or is subject to or, to Seller’s Knowledge, is expected to be subject to any penalty, right of set-off or other charge by the other party thereto for late performance or delivery; and

(v) to Seller’s Knowledge, no third party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such third party or permit Target or any of its Subsidiaries to terminate, modify, or accelerate, such agreement.

4.14 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Target and its Subsidiaries.

4.15 Litigation(a) . Except as set forth on Section 4.15 of the Disclosure Schedule, and except for claims by customers of the Target or its Subsidiaries in the Ordinary Course of Businesses for cargo damage or destruction seeking solely monetary damages not exceeding $40,000 individually, there are no (and, subject to the last sentence of this Section 4.15) during the three years preceding the date hereof, there have not been any) material actions, suits, proceedings (including any arbitration proceedings), charges, complaints, grievances, orders, investigations or claims pending or, to Target’s or Seller’s Knowledge threatened against Target or against Parent, Seller or any of their respective Affiliates and affecting Target or any of its Subsidiaries (or to Target’s or Seller’s Knowledge, pending or threatened against or affecting any of the officers, directors or employees of Target or any of its Subsidiaries with respect to their business or proposed business activities), or pending or threatened by Target or any of its Subsidiaries against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither Target nor any of its Subsidiaries is subject to any arbitration proceedings under collective bargaining agreements or otherwise; and, to Target’s or Seller’s Knowledge, no facts or circumstances exist from which it is reasonably likely that any of the foregoing will occur. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of Target’s or its Subsidiaries’ employees, their use in connection with Target’s or its Subsidiaries’ businesses of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. None of Target and its Subsidiaries are subject or bound by any judgment, order or decree of any court or other governmental agency. Section 4.15 of the Disclosure Schedule shall separately identify all current actions, suits, proceedings (including any arbitration proceedings), charges, complaints, grievances, orders, investigations or claims from actions, suits, proceedings (including any arbitration proceedings), charges, complaints, grievances, orders, investigations or claims which have been resolved prior to the date hereof. Notwithstanding the foregoing, Section 4.15 of the Disclosure Schedules shall not be required to disclose any actions, suits, proceedings (including any arbitration proceedings), charges, complaints, grievances, orders, investigations or claims which have been fully resolved prior to the date of this Agreement and which occurred in the Ordinary Course of Businesses (i) for personal injury or property damage (including automobile liability), (ii) for workers compensation or (iii) by customers of the Target or its Subsidiaries for cargo damage or destruction, in each case seeking solely monetary damages not exceeding $40,000 individually.

4.16 Employee Benefits.

(a) Section 4.16(a) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Target and its Subsidiaries maintains or to which any of the Target and its Subsidiaries contributes or is required to contribute and each Employee Benefit Plan maintained by Parent or Seller or any Subsidiary of Parent or Seller under which any employee or former employee of the Target and its Subsidiaries participates or is entitled to benefits. Section 4.16(a) shall identify which, if any, of the Employee Benefit Plans are Target Benefit Plans. Parent and Seller have delivered to Buyer complete and correct copies of the plan documents and, if applicable, summary plan descriptions, the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each Employee Benefit Plan set forth on Section 4.16(a).

(i) Each such Employee Benefit Plan set forth on Section 4.16(a) (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form (or, except as set forth on Section 4.16(a)(i), shall be timely amended to so comply) and in operation in all material respects with the applicable requirements of ERISA and the Code.

(ii) All material contributions (including all employer contributions and employee salary reduction contributions) which are due have been timely made and all material contributions for any period ending on or before the Closing Date that are not yet due will have been made or properly accrued with respect to each Employee Benefit Plan which is an Employee Pension Benefit Plan or Target Benefit Plan. All material premiums, claims or other payments (including all employer contributions and employee salary reduction contributions) for all periods ending on or prior to the Closing Date which are due will have been paid or properly accrued with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. Target and its Subsidiaries have fully complied with all of the provisions of Sections 601 to 609 of ERISA and Sections 701 to 709 of ERISA.

(iii) Each such Employee Pension Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination letter from IRS to the effect that it meets the requirements of Code §401(a) and, to the Knowledge of Seller, nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Pension Benefit Plan.

(iv) As of the last day of the most recent prior plan year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions). Notwithstanding the foregoing, this Section 4.16(a) does not apply to any Employee Pension Benefit Plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

(v) Except as set forth on Section 4.16(a)(v), none of the Employee Benefit Plans provides any separation, severance, termination or similar benefit or accelerate any vesting schedule or alter any benefit structure with respect to any employee or former employee of Target or its Subsidiaries solely as a result of a change in control of ownership within the meaning of any Employee Benefit Plans or Section 280G of the Code.

(vi) None of the Target and its Subsidiaries has incurred any liability or has any potential to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedule, with respect to each Target Benefit Plan that any of the Target and its Subsidiaries or any ERISA Affiliate maintains or has maintained or to which any of them contributes, or has been required to contribute:

(i) No action, suit, proceeding, hearing, or, to the Knowledge of the Seller, investigation with respect to any such Target Benefit Plan (other than routine claims for benefits) is pending, and neither the Target nor the Seller have any Knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such action, suit or claim.

(ii) No Target Benefit Plan provides benefits to any employee or former employee of any entity other than Target and its Subsidiaries and no Target Benefit Plan has any material unfunded liability that is not accurately reflected on the Most Recent Balance Sheet.

(iii) No Target Benefit Plan is (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (iii) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).

4.17 Environmental, Health, and Safety Matters. Except as set forth on Section 4.17 of the Disclosure Schedule:

(a) the Target and its Subsidiaries are and have been in material compliance with Environmental, Health, and Safety Requirements.

(b) the Target and its Subsidiaries have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Target or its Subsidiaries or their current or former facilities arising under Environmental, Health, and Safety Requirements.

(c) neither the Target nor any of its Subsidiaries nor any of their respective predecessors, Affiliates has released, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, spilled or exposed any Person to any Hazardous Substance as has given or would give rise to material liabilities under Environmental, Health, and Safety Requirements.

(d) except as would not give rise to material liabilities or obligations of the Target or any of its Subsidiaries under Environmental, Health, and Safety Requirements, no Hazardous Substances are present, in, on, under or emanating from any Owned Real Property or Leased Real Property, or any formerly owned or leased property, including the land and the improvements, ground water and surface water thereof.

(f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to the New Jersey Industrial Site Recovery Act (“ISRA”) or any comparable “responsible property transfer” Environmental, Health and Safety Requirements.

(e) Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to the current or former properties, facilities or operations of Target and its Subsidiaries, or their affiliates or predecessors, which are in its possession or under its reasonable control.

This Section 4.17 contains the sole and exclusive representations and warranties of the Seller with respect to any environmental, health, or safety matters, including without limitation any liabilities or obligations arising under any Environmental, Health, and Safety Requirements.

4.18 Certain Business Relationships with the Target and Its Subsidiaries. Except as set forth on Section 4.18 of the Disclosure Schedule, none of the Parent or Seller, their Affiliates and their respective officers, directors, employees or Affiliates (in each case other than Target and its Subsidiaries) or, to the Seller’s Knowledge, any individual related by blood, marriage or adoption to any such Person, or any entity in which such Person has a beneficial interest, has been involved in any material business arrangement or relationship with any of the Target or its Subsidiaries within the past twelve (12) months, or is a party to any agreement, understanding, contract, commitment or transaction with Target or any of its Subsidiaries and none of the Seller, Parent or their respective Affiliates (other than Target and its Subsidiaries) owns or has any interest in any asset, tangible or intangible, which is used in the business of any of the Target or its Subsidiaries.

4.19 Permits. Section 4.19 of the Disclosure Schedules identifies each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating to, the business conducted by the Target and its Subsidiaries (the “Permits”), together with the name of the government agency or entity issuing such Permit. Except as set forth on Section 4.19 of the Disclosure Schedules, (a) the Permits are valid and in full force and effect and each such Permit will be in full force and effect in accordance with its terms immediately following the Closing (b) neither the Target nor any of its Subsidiaries is in material violation of the Permits and (c) no action is pending or, to Seller’s Knowledge, threatened, to revoke, suspend, modify or limit any material Permit.

4.20 Bank Accounts. Section 4.20 of the Disclosure Schedules lists the names and locations and, as applicable, account numbers of all banks, trust companies, savings and loan associations and other financial institutions at which the Target or any of its Subsidiaries maintains safe deposit boxes, checking accounts or other accounts of any nature and the names of all parties authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.21 Books and Records. The minute books and other similar records of the Target and each of its Subsidiaries contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the boards of directors and stockholders and similar governing bodies of the Target and each of its Subsidiaries. The stock transfer ledgers or other similar records of the Target and each of its Subsidiaries accurately reflect all transfers of the capital stock of the Target and each of its Subsidiaries.

4.22 Employees.

(a) Section 4.22 of the Disclosure Schedules correctly sets forth the name and current annual salary and bonus paid for Target’s fiscal year ended December 31, 2005 to Target’s and its Subsidiaries’ employees receiving more than $85,000 in annual compensation and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability.

(b) Except as set forth on Section 4.22 of the Disclosure Schedule, Seller has no Knowledge of any organizational effort presently being made or threatened in writing by or on behalf of any labor union with respect to the employees of the Target or any of its Subsidiaries and to the Knowledge of Seller and Parent no such efforts have been made within the last three years. Neither the Target nor any of its Subsidiaries is experiencing any strikes, grievances, slowdown, work stoppage, or material unfair labor practice claims. Within the past 3 years, neither Target nor any of its Subsidiaries have implemented any layoff of employees giving rise to any obligations under the WARN Act without complying with such obligations.

(c) except as set forth on Section 4.22(c) of the Disclosure Schedule:

(i) neither the Target nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or relationship;

(ii) to the Knowledge of Parent and Sellers, no executive of Target or any of its Subsidiaries, employee Target or any of its Subsidiaries with annualized compensation of at least $85,000, or group of employees of the Target or any of its Subsidiaries have any plans to terminate employment with the Target or its Subsidiaries;

(iii) the Target and each of its Subsidiaries have, during the past three years, complied in all material respects with all laws relating to the employment of labor (including but not limited to provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration, layoffs and the payment of social security and other Taxes);

(iv) neither the Target nor any of its Subsidiaries nor, to Seller’s Knowledge, any of their respective employees are subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Target or any of its Subsidiaries, except for agreements between Target or its Subsidiaries and their present and former employees.

4.23 Names and Locations. Except as set forth on Section 4.23, during the five-year period prior to the execution and delivery of this Agreement, neither Target nor any of its Subsidiaries or their respective predecessors has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of Target and its Subsidiaries are located at the locations set forth on Section 4.23.

4.24 Intentionally Omitted.

4.25 Customers and Suppliers. Section 4.25 of the Disclosure Schedule sets forth, for each of the fiscal years ended December 31, 2004 and December 31, 2005 and for the five-month periods ended May 31, 2005 and May 31, 2006, (a) a list of the top twenty customers of Target and its Subsidiaries (on a consolidated basis) (by volume of sales to such customers) and (b) a list of the top ten suppliers of Target and its Subsidiaries (on a consolidated basis) (by volume of purchases from such suppliers), and, with respect to such customers, the committed volume of services to be provided to such customers for the fiscal year ending December 31, 2006. None of Parent or Seller have any Knowledge that Parent, Seller, Target or any of their respective Subsidiaries have received any notice from any customer identified or required to be identified on Section 4.25 of the Disclosure Schedule with respect to the five-month period ended May 31, 2006 or from any agent or representative of any such customer, to the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing services from Target or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). None of Parent or Seller have any Knowledge that Parent, Seller, Target or any of their respective Subsidiaries have received any notice from any supplier identified or required to be identified on Section 4.25 of the Disclosure Schedule with respect to the five-month period ended May 31, 2006 or from any agent or representative of any such supplier to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to Target or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

4.26 Insurance. Section 4.26(a) of the Disclosure Schedule lists each insurance policy maintained by or on behalf of the Target and each of its Subsidiaries. All of such insurance policies are in full force and effect and shall remain so until the Closing, at which time the Target shall cease to participate in the policies marked with an asterisk (*) on Section 4.26(a) of the Disclosure Schedule. Parent and Seller have delivered to Buyer and its insurance advisor an accurate, correct and complete loss history of Target and its Subsidiaries from March 1, 2000 through April 30, 2006 with respect to bodily injury, property damage and workers compensation claims. Since April 30, 2006, there have been no material losses outside of the Ordinary Course of Business and the loss history of Target and its Subsidiaries with respect to bodily injury, property damage and workers compensation has been consistent in all material respects, with respect to amount and types of claims, as the loss history provided by Parent and Seller to Buyer through April 30, 2006. None of Parent, Seller, Target or any of their respective Subsidiaries are in default with respect to its obligations under any insurance policy maintained by it, and none of Parent, Seller, Target or any of their respective Subsidiaries has been denied insurance coverage. Except as set forth on Section 4.26(a), none of Parent, Seller, Target and their respective Subsidiaries have any self-insurance or co-insurance programs.

4.27 Closing Date. The representations and warranties of the Parent and Seller contained in Article 3 and 4 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered by Seller or Target to Buyer shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

4.28 Disclaimer of other Representations and Warranties. Except as expressly set forth in this Agreement or any certificate or agreement delivered pursuant to this Agreement, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Target, its Subsidiaries, or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Agreement or any certificate or agreement delivered pursuant to this Agreement, the Buyer is purchasing the Target Shares on an “as-is, where-is” basis.

ARTICLE 5

Pre-Closing Covenants

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

5.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7 below).

5.2 Notices and Consents. The Parent and Seller will cause each of the Target and its Subsidiaries to give any notices to third parties, and will cause each of the Target and its Subsidiaries to use its commercially reasonable efforts to obtain any third party consents, that are required in connection with the transactions contemplated by this Agreement pursuant to the terms of any contract, lease, license, instrument or other arrangement to which the Target or any of its Subsidiaries is a party or is bound; provided, however, notwithstanding anything to the contrary contained in this Agreement, none of the Parent, Seller, Target or any of its Subsidiaries are obligated to pay any material amount in order to obtain any consents or authorizations required to consummate the transactions contemplated in this Agreement. Each of the Parties will (and the Parent and Seller will cause each of the Target and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required to consummate the transactions contemplated in this Agreement.

5.3 Employees; Employee Non-Compete Agreements.

(a) Prior to the Closing, Parent, Seller and their respective Affiliates (other than the Target and its Subsidiaries) shall transfer and assign to Target all of their rights, title and interest in and to any agreement between such Person and an Acquired Employee pursuant to which an Acquired Employee is restricted from competing with the Parent, Seller or any of their respective Affiliates or from disclosing any Confidential Information.

(b) Prior to the Closing, without the express written consent of Buyer, Parent and Seller shall not, and shall cause their respective Subsidiaries not to, (a) transfer any employee of the Target or its Subsidiaries to, or otherwise permit any employee of the Target or its Subsidiaries to become an employee of, Seller or any of its Subsidiaries other than Target or its Subsidiaries and (b) transfer any employee of the Parent or Seller or their respective Subsidiaries (other than Target or its Subsidiaries) to, or otherwise permit any employee of the Parent or Seller or their respective Subsidiaries (other than Target or its Subsidiaries) to become an employee of Target or any of its Subsidiaries.

5.4	Intentionally Omitted.

5.5	Intentionally Omitted.

5.6	Intentionally Omitted.

5.7	Intentionally Omitted.

5.8	Intentionally Omitted.

5.9 Termination of Affiliate Agreements. Between the date hereof and the Closing Date, Parent and Seller will terminate and will cause Target and each of their respective Subsidiaries to terminate all inter-company agreements between Target or any of its Subsidiaries on the one hand and Parent or any Subsidiary or Affiliate of Parent (other than Target or its Subsidiaries) on the other hand, with no further obligation or liability of the Target or any of its Subsidiaries and on terms reasonably satisfactory to Buyer, including, without limitation, that certain Administrative Services Agreement, dated January 1, 2003, between Parent and Target (the “Administrative Services Agreement”) and (ii) that certain Letter Agreement dated December 31, 2003, between SCS Transportation, Inc. and Jevic Transportation, Inc. and the related Revolving Credit Promissory Note in the principal amount of $75,000,000 dated December 31, 2003 (the “SCS Line of Credit”).

5.10 Termination of Guaranties. Between the date hereof and the Closing Date, Parent and Seller shall cause each guaranty by Target or any of its Subsidiaries of the obligations of Parent, Seller or any of their respective Subsidiaries or Affiliates (other than Target and its Subsidiaries) to be terminated and released without incurring any further obligation or liability to Target or any of its Subsidiaries, contingent or otherwise, and on terms reasonably satisfactory to Buyer (such termination and releases, the “Guaranty Releases”), including, without limitation (i) that certain Restated Guaranty Agreement dated January 31, 2005 by Target in favor of Bank of Oklahoma, N.A., U.S. Bank National Association, JPMorgan Chase Bank, N.A., Harris Trust and Savings Bank and LaSalle Bank National Association in connection with the SCS Transportation, Inc. Agented Revolving Credit Agreement dated September 20, 2002 and the amendments thereto, and (ii) that certain Guaranty Agreement dated September 20, 2002 by Saia Motor Freight Lines, Inc. and Jevic Transportation, Inc. in connection with the Master Shelf Agreement of even date between SCS Transportation, Inc., Prudential Investment management, Inc., The Prudential Insurance Company of America, Pruco Life Insurance Company, Reliastar Life Insurance Company and Southland Life Insurance Company.

5.11 Termination of Administrative Manager’s Employment Contracts; Conversion. Seller and Parent shall cause CRP to be converted into a limited liability company on terms reasonably satisfactory to Buyer prior to the Closing. Seller and Parent shall cause Target and its Subsidiaries to provide notice of termination, on terms and conditions reasonably satisfactory to Buyer, with respect to each of (i) the administrative manager’s employment contracts with Creek Road Properties, Inc., a Delaware corporation (“CRP”) (including without limitation (a) that certain Administrative Manager’s Employment Contract by and between CRP and Darryl E. Smith, dated as of October 1, 2004, (b) that certain Administrative Manager’s Employment Contract by and between CRP and Beth L. Peoples, dated as of October 1, 2004, and (c) that certain Administrative Manager’s Employment Contract by and between CRP and Melinda McGuigan, dated as of January 1, 2006) and (ii) that certain Sublease and Administrative Services Agreement, dated as of October 1, 2004, between CRP and Blue Diamond Realty, LLC (collectively with the administrative manager’s employment contracts, the “Creek Road Agreements”). Seller and Parent shall procure and deliver to Buyer resignations of Darryl E. Smith, as an officer and director of CRP.

ARTICLE 6

Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing.

6.1 General; Access to Insurance. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below). Without limiting the foregoing, after the Closing, Parent and Seller shall provide Buyer and Target with such access and information as may be reasonably requested by Buyer to obtain debt financing and shall cooperate with Buyer and Target in connection with Buyer obtaining any Surveys, Title Policies, Non-Imputation endorsement for either an existing title insurance policy or for a newly obtained title insurance policy. Parent and Seller shall cause Target and its Subsidiaries to be permitted to make claims and otherwise have access to all insurance policies of Parent, the Seller and their Subsidiaries with respect to pre-Closing facts, circumstances and events.

6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement (other than against any other Party) or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving or affecting any of the Target and its Subsidiaries, the other Party shall use its commercially reasonable efforts to cooperate with it and its counsel in the defense or contest and, upon the reasonable request of such contesting or defending Party, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8 below).

6.3 Employee Benefit Matters; Compensation.

(a) The Buyer shall provide, or cause the Target to provide as of the Closing Date base salary and base wages that are substantially similar to the Acquired Employees’ base salary or base wage as of the Closing Date and employee benefits (but excluding any defined benefit plan benefits, non-qualified retirement plans, retiree medical benefits or equity based arrangements) that in the aggregate are competitive in the industry for companies of comparable size and nature and in similar locations as of the Closing Date. All service with the Seller, Parent, the Target or any ERISA Affiliate of the Parent or Seller prior to the Closing Date by any Acquired Employee shall be treated as if it were service with the Buyer or any of the Buyer’s Affiliates for purposes of determining severance benefits and for purposes of eligibility, vesting (and accrual of benefits with respect to vacation and sick time only) to the same extent such service was recognized under a similar Employee Benefit Plan of Parent or Seller, the Target or any ERISA Affiliate as of the Closing Date. The Buyer shall cause the Target to recognize for purposes of any health and welfare plans provided by the Buyer or the Target to Acquired Employees following the Closing Date any copayments and deductibles paid by any Acquired Employee or dependent of such Acquired Employee under any Target Benefit Plan with respect to health care expenses incurred prior to the Closing Date, and shall not exclude any preexisting conditions of any such Acquired Employee or dependents that were not excluded under the Target Benefit Plans immediately prior to the Closing Date.

(b) The Buyer shall cause the Target to (i) satisfy all obligations consistent with the Target’s existing policies, as set forth on Schedule 6.3(b) hereto, to reemploy or reinstate any individual who is on a leave of absence, paid or unpaid (including but not limited to a disability leave, a leave due to an injury or illness subject to workers’ compensation, military leave or a leave under the Family and Medical Leave Act) or is otherwise absent from active employment for any other reason on the Closing Date and whose most recent employment prior to the Closing Date was as an employee of the Target (a list of which employees is set forth on Schedule 6.3(b)(i) hereto), and (ii) continue the payments to any such individual who is receiving short term disability pay on the day before the Closing Date under any Target Benefit Plan in accordance with Target’s applicable short term disability plan or policy until the date that such payments would otherwise terminate under said short term disability plan or policy. Each of the Seller and Parent shall take such action necessary to cause each Acquired Employee to vest in his or her accrued benefit in the Capital Accumulation Plan.

(c) The Parent and Seller shall take all actions necessary to cause the Target to cease, as and where applicable, to be a participating employer in each Employee Benefit Plan of Parent, the Seller or their respective Subsidiaries, that is not a Target Benefit Plan, in which Target participates as of the Closing Date, and to cause each Acquired Employee or dependent of any Acquired Employee to cease to be eligible for benefits under each such Employee Benefit Plan in which Target participates with respect to expenses incurred or events occurring after the Closing Date. For avoidance of doubt, except as specifically set forth in this Section 6.3, the Parent and Seller shall retain all liabilities and claims with respect to any Employee Benefit Plan that provides benefits to any current or former employee of Target or its Subsidiaries that is not a Target Benefit Plan. As of the Closing, there will be no restricted stock awards or long term incentive awards that were awarded to employees of the Target under Parent’s Amended and Restated 2003 Omnibus Incentive Plan for which the Target will be liable.

(d) The Buyer shall be responsible for the administration of and shall assume any and all obligations, if any, arising on or after the Closing Date under the continuation coverage requirements of §§ 601 et seq. of ERISA and § 4980B of the Code and the regulations thereunder (i.e., COBRA) with respect to the Acquired Employees and their beneficiaries and with respect to any M&A Qualified Beneficiary (as defined in Treasury Regulation 54.4980(b)).

(e) No provisions of this Agreement shall create any third party beneficiary or other rights in any employee (including any beneficiary or dependent thereof) or any other Persons in respect of continued employment with any of the Target, the Parent, Seller or the Buyer or any of their respective Affiliates, and no provision of this Agreement shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any plan, policy or arrangement which may be established or maintained by any of the Parent, Target, the Target or the Buyer. No provision of this Agreement shall constitute a limitation on the right of the Buyer, the Target or any of Buyer’s Affiliates to terminate at will, or cause the termination at will of, any employee of the Target.

(f) To the extent that the Acquired Employees remain employed with the Target or the Buyer or any of its Affiliates after the Closing, such Acquired Employees shall not be deemed to be in violation of any confidentiality or non-competition agreements with the Parent, Seller or any of their Affiliates (other than the Target or its Subsidiaries), if applicable, solely by virtue of their continuing employment by the Target or its Subsidiaries from and after the Closing Date.

6.4 Plant Closings. Buyer shall not, and shall cause Target not to, at any time prior to the sixty-first (61st) day following the Closing Date, without fully complying with any notice and other requirements of the WARN Act, effectuate (a) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Target, or (b) a “mass layoff” (as defined in the WARN Act) affecting any site of employment of the Target. Prior to the Closing, Parent and Seller shall provide Buyer with a list of all employee layoffs, by location, implemented by the Target and each of their Subsidiaries in the 90-day period preceding the Closing.

6.5 Investigation. Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Target and its Subsidiaries and their business; (b) has been furnished with or given adequate access to such information about the Target and its Subsidiaries and their business as it has requested; and (c) other than claims for indemnification against Parent or Seller as in accordance with the terms hereof, will not assert any claim against Seller or its Affiliates or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by any such Persons concerning Parent, Seller or their respective Affiliates, including the Target and its Subsidiaries and their business, except in the case of fraud. Notwithstanding the foregoing, the Parent and Seller each acknowledge that the Buyer has relied on the representations made by each of them in this Agreement and in the certificates and other documents delivered by Parent, Seller, Target or any of their respective Subsidiaries pursuant hereto, and shall be entitled to pursue any remedy in accordance with the terms of this Agreement or such other document or certificate for a breach of any such representation or warranty.

6.6 Maintenance of Records. For a period of five (5) years after the Closing Date, Each of Parent and the Seller, on the one hand, and Buyer, on the other hand, shall have, upon reasonable request, reasonable access (at the sole expense of the requesting Party) to all of the records, books and documents in the possession of the other Party relating to the Target and its Subsidiaries and their business to the extent that such access may reasonably be required by Seller or Buyer, as the case may be, in connection with matters relating to or affected by the operations of the Parent, Seller or the Target prior to the Closing Date. If any Party shall desire to dispose of any records, books or documents that may relate to operation of the Target or its Subsidiaries and their business before the Closing prior to the expiration of such five (5) year period, such Party shall, prior to such disposition, give to the other Party a reasonable opportunity to segregate and remove such records, books or documents as the other Party may select. Upon reasonable request during normal business hours, the Parent and its agents shall have access to all books, records and documents in the possession of the Buyer, the Target or their respective Subsidiaries necessary to permit the Parent to accurately satisfy its obligations under applicable reporting rules of the Securities and Exchange Commission. The Buyer shall provide, or cause Target to provide as of the Closing Date, commercially reasonable assistance to the Parent or the Seller, at Seller’s sole cost and expense (if applicable), in review of the books and records of Target as provided herein.

6.7 Use of Names. The Seller and Parent agree that from and after the Closing, neither Seller nor Parent will use (and they will cause their respective Subsidiaries or Affiliates not to use) the names “Jevic,” “Jevic Transportation,” or “JTS,” or any derivation thereof or any other name used by the Target or its Subsidiaries or any name deceptively similar to any of the foregoing names in any business enterprise or in any commercial relationship.

6.8 Non-Solicitation.

(a) The Parent and Seller acknowledge and agree that the covenants and agreements of the Parent and Seller set forth in this Section 6.8 were a material inducement to the Buyer to enter into this Agreement and to perform its obligations hereunder, and that the Buyer and its stockholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if the Parent or Seller breached the provisions of this Section 6.8. Buyer acknowledges that the covenants and agreements of Buyer set forth in this Section 6.8 was a material inducement to the Parent and Seller to enter into this Agreement and to perform their respective obligations hereunder, and that the Parent and Seller would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Buyer breached the provisions of this Section 6.8.

(b) Each of Parent and the Seller agrees that until the third anniversary of the Closing it shall not (and Parent and Seller shall cause their Affiliates and Subsidiaries not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of Buyer, the Target or any of its Subsidiaries or Affiliates to leave the employ of Buyer, the Target or any of their respective Subsidiaries or Affiliates, or in any way interfere with the relationship between Buyer, the Target or any of their respective Subsidiaries or Affiliates and any employee thereof, or (ii) hire any person who was an employee of the Target or any of its Subsidiaries at any time during the one-year period immediately prior to the Closing Date; provided, however, that the foregoing shall not prohibit the solicitation or hiring of any person who has been employed by one or more employers other than Buyer, Target or any of their respective Subsidiaries or Affiliates continuously for at least 18 months after the termination of such person’s employment with Buyer, Target or any of their respective Subsidiaries or Affiliates.

(c) Buyer agrees that until the third anniversary of the Closing it shall not (and Buyer shall cause the Target following the Closing not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Parent, Seller or any of their Subsidiaries (other than an employee of Target or its Subsidiaries) to leave the employ of the Parent, Seller or any of their Subsidiaries, or in any way interfere with the relationship between Parent, the Seller or any of their Subsidiaries and any employee thereof, or (ii) hire any person who was an employee of Parent or the Seller or any of their Subsidiaries (other than a person who was an employee of Target or its Subsidiaries) at any time during the one-year period immediately prior to the date on which such hiring would take place; provided, however, that the foregoing shall not prohibit the solicitation or hiring of any person who has been employed by an employer other than Parent, Seller or any of their respective Subsidiaries or Affiliates continuously for at least 18 months after the termination of such person’s employment with Parent, Seller or any of their respective Subsidiaries or Affiliates.

(d) Each of Parent and the Seller agrees that it shall not (and they shall cause their respective Affiliates and Subsidiaries not to) make any negative, derogatory or disparaging statement or communication regarding the Buyer, the Target or any of their respective Subsidiaries, Affiliates or employees with the intent to harm the Target or Buyer. Buyer agrees that it shall not (and it shall cause Target and its Subsidiaries not to) make any negative, derogatory or disparaging statement or communication regarding Parent, Seller or any of their respective Subsidiaries, Affiliates or employees with the intent to harm Parent or Seller.

(e) If, at the time of enforcement of the covenants contained in this Section 6.8 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Parties hereto have consulted with legal counsel regarding the Restrictive Covenants and based on such consultation have determined and hereby acknowledge that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Target’s and its Subsidiaries’ business and the substantial investment in the Target and its Subsidiaries made by the Buyer hereunder, on the one hand, and the goodwill of Parent’s and Seller’s business on the other hand. Each Party further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale by the Seller of the Target Shares and the goodwill of the Target’s business pursuant to this Agreement.

(f) If any Party or an Affiliate or Subsidiary of any Party breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the non-breaching Party shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the non-breaching Party or any of its respective Affiliates at law or in equity:

(i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy;

(ii) the right and remedy to require the breaching Party to account for and pay over to the non-breaching Party any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants; and

(iii) In the event of any breach or violation by any Party of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

6.9 Confidentiality.

(a) Each of Parent and the Seller agrees not to disclose or use at any time (and Parent and the Seller shall cause each of their respective Subsidiaries and Affiliates not to use or disclose at any time) any Confidential Information of Buyer, Target or any of its Subsidiaries, including, without limitation, any Confidential Information known by Parent, Seller or any of their respective Subsidiaries prior to Closing or acquired by the Parent or Seller or any of their respective Subsidiaries pursuant to Section 6.6 hereof. Parent and Seller further agree to take all appropriate steps (and to cause each of his Affiliates to take all appropriate steps) to safeguard such Confidential Information of Buyer, Target and its Subsidiaries and to protect it against disclosure, misuse, espionage, loss and theft. In the event the Parent, Seller or any Affiliates of either of them are required by law to disclose any Confidential Information of Buyer, Target and its Subsidiaries, the Seller and Parent shall promptly notify the Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and each of the Parent, Seller and their Affiliates shall cooperate with the Buyer and the Target to preserve the confidentiality of such information consistent with applicable law.

(b) Buyer agrees not to disclose or use at any time (and each shall cause Target and its Subsidiaries not to use or disclose at any time) any Confidential Information of Parent and its Subsidiaries (other than Target and its Subsidiaries), including, without limitation, any Confidential Information of Parent and its Subsidiaries (other than Target and its Subsidiaries) acquired by the Target, Buyer or any of their respective Subsidiaries pursuant to Section 6.6 hereof. Buyer further agrees to take all appropriate steps (and to cause each of its Subsidiaries to take all appropriate steps) to safeguard such Confidential Information of Parent and its Subsidiaries (other than Target and its Subsidiaries) and to protect it against disclosure, misuse, espionage, loss and theft. In the event the Buyer, Target or any Subsidiaries of the Target or Buyer are required by law to disclose any Confidential Information of Parent and its Subsidiaries (other than Target and its Subsidiaries), Buyer or Target shall promptly notify the Seller in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and each of the Buyer, Target and their Subsidiaries shall cooperate with the Seller and the Parent to preserve the confidentiality of such information consistent with applicable law.

6.10 Indemnification of Officers and Directors. The charter and bylaws of Parent and Seller shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the charter and by-laws of Parent and Seller, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would adversely affect the rights thereunder of any such individuals.

6.11 Certain Matters.

(a) CRP. Promptly after the Closing, Seller shall obtain and deliver to Buyer, at Seller’s sole cost and expense, resignations of Brian T. Harrison as an officer of CRP.

6.12 Assignment of Certain Agreements. Seller and Parent hereby assign to Target, from and after the Closing, all of their respective rights, title and interest, in and to each of the Seller Confidentiality Agreements to the extent related to confidential information of, or otherwise affecting Target or any of its Subsidiaries (but solely to the extent related to or affecting Target or any of its Subsidiaries) and each of Seller and Parent further agrees that, to the extent any Seller Confidentiality Agreement is not assignable pursuant to its terms solely to the extent related to or affecting Target or any of its Subsidiaries, that Seller and Parent shall, at Target’s request and sole expense, fully enforce all of their respective rights under such Seller Confidentiality Agreements on behalf of Target to the extent related to or affecting Target or any of its Subsidiaries.

6.13 Separation and Distribution Agreement. Parent hereby assigns to Target, from and after the Closing, all of its right, title and interest, in and to that certain Master Separation and Distribution Agreement, dated as of September 30, 2002, between Parent and Yellow Corporation (a Delaware corporation) and Parent (the “Distribution Agreement”) to the extent related to or otherwise affecting Target or its Subsidiaries, and Parent further agrees that, to the extent that the Distribution Agreement is not assignable pursuant to its terms solely to the extent related to or affecting Target or any of its Subsidiaries, that Parent shall, at Target’s request and sole expense, fully enforce all of its rights thereunder on behalf of Target to the extent related to Target or any of its Subsidiaries.

6.14 Insurance.

(a) As of the Closing, either Buyer, Target or another Person shall provide letters of credit or similar collateral guarantees reasonably acceptable to Parent in favor of Parent (collectively, the “Buyer L/C”) with respect to Parent’s liability under indemnity and guarantee agreements with United States Fidelity and Guaranty Company dated March 1, 2000 (collectively “Indemnity Agreements”) for insurance claims against Target arising solely out of Target’s operations (and not related to the operations of Parent, Seller or any of their Subsidiaries other than Target) for the period from March 1, 2000 through Closing (the “L/C Claims”). At any time following the issuance of the Buyer L/C, Buyer, Target or its Subsidiaries may replace the Buyer L/C with a replacement Buyer L/C and Parent and its Subsidiaries shall take all actions reasonably necessary to permit Buyer, Target or its Subsidiaries to replace the Buyer L/C. The initial amount of such letter of credits at Closing shall be in an aggregate amount equal to $15.3 million. At each anniversary date of the Closing Date, the Target shall be allowed to adjust the outstanding letters of credit to an aggregate amount equal to the incurred ultimate outstanding limited liability of Target for the period from March 1, 2000 through Closing. For purposes hereof, the “incurred ultimate outstanding limited liability” shall mean the aggregate incurred (limited to applicable deductibles / self-insured retention amounts) claim value totals for the policy periods March 1, 2000 through Closing, valued by policy year and coverage line as of the April 30 prior to the applicable anniversary date and multiplied by the then-current A.M. Best loss development factors (including without limitation countrywide, by state, industry factors, and other items) reduced by any paid losses by coverage line and by policy year through the valuation date. Parent and its Subsidiaries shall not terminate any of the Indemnity Agreements or amend or otherwise modify any of the Indemnity Agreements in a manner adverse to Buyer, Target or their respective Subsidiaries without the consent of Buyer.

(b) Parent or Seller shall promptly (but in no event more than four business days after receipt of notice by Parent or Seller) provide notice to Buyer of (i) any communication from their insurance carriers to Parent or Seller that a notice of default under the Indemnity Agreements related to Target or any of its Subsidiaries is reasonably likely to be delivered or any other matter which could reasonably be expected to be material and adverse to Target and its Subsidiaries with respect to its insurance coverage or insurance collateral, or (ii) any notice of any default delivered to Parent, Seller or any of their Subsidiaries under the Indemnity Agreements related to Parent, Seller, Target or any of its Subsidiaries or any communication to Parent, Seller or any of their respective Subsidiaries that any of the letters of credit securing Parent’s liability under the Indemnity Agreements will be drawn upon unless a payment is made with respect to any L/C Claim.

(c) Buyer shall promptly (but in no event more than four business days after receipt of notice by Buyer or Target) provide notice to Seller of (i) any communication by Seller’s insurance carriers to Buyer or Target that a notice of default under the Indemnity Agreements related to Target or any of its Subsidiaries is reasonably likely to be delivered or any other matter which could reasonably be expected to be material and adverse to Target and its Subsidiaries with respect to its insurance coverage or insurance collateral, or (ii) any notice of any default delivered to Buyer, Target or any of their Subsidiaries under the Indemnity Agreements related to Target or any of its Subsidiaries or any communication to Buyer, Target or any of their Subsidiaries that any of the letters of credit securing Parent’s liability under the Indemnity Agreements will be drawn upon unless a payment is made with respect to any L/C Claim.

(d) Parent or its insurance advisor, at Parent’s sole cost and expense, shall at least annually be allowed to conduct an audit of the claims prior to the calculation of the letter of credit requirement. Parent or its insurance advisor shall be provided the annual calculation of collateral by Buyer at least 30 days in advance of the anniversary date and allowed reasonable access during normal business hours to claims data in order to validate and recalculate the letters of credit requirement.

(e) Seller shall not be entitled to draw on the Buyer L/C under any circumstances except as expressly permitted in this clause (e). Seller shall only draw down on the Buyer L/C as follows:

(i) with respect to a particular L/C Claim, the amount of such reimbursement minus any amounts disputed in good faith by Buyer or Target shall be drawable in the event that Parent and Seller have complied with their obligations pursuant to clause (b) above to the extent that (A) Parent or Seller received notice that the letters of credit securing Parent’s liability under the Indemnity Agreements would be drawn upon unless payment was made with respect to such L/C Claim(s) (a “Demand”), (B) Parent reimbursed the insurance company under the Indemnity Agreements with respect to such L/C Claim(s) not earlier than three business days prior to the date the letters of credit would be drawn pursuant to the Demand, and (C) Buyer had not provided reasonable written evidence of payment, or oral confirmation of payment from the insurance company, of such L/C Claim prior to the time of such reimbursement; or

(ii) with respect to a particular L/C Claim, the amount of such reimbursement minus any amounts disputed in good faith by Buyer or Target shall be drawable in the event that the letters of credit securing Parent’s liability under the Indemnity Agreements for the L/C Claims has been drawn with respect to any such L/C Claim; or

(iii) in the event that (x) Parent or Seller receives written notice from the issuer of such Buyer L/C that the Buyer L/C will not be renewed at the end of its term (the “Termination Date”) and Parent promptly provides such notice to Buyer, (y) the Buyer L/C or other collateral continues to be required pursuant to clause (a) above, and (z) Buyer or its Subsidiaries do not cause such notice of nonrenewal to be rescinded or otherwise replace the Buyer L/C prior to the tenth day immediately preceding the Termination Date, the entire amount of the Buyer L/C on or after such date.

In the event that the Buyer L/C is drawn pursuant to clause (e)(iii) above, then Seller and Parent, jointly and severally, shall pay the entire aggregate amount of such Buyer L/C drawn by Seller or Parent upon replacement of such Buyer L/C on terms and conditions reasonably satisfactory to Seller.

(f) In the event Parent’s insurance carrier no longer covers any L/C Claims (other than due to any action or omission by Buyer, Target or their Subsidiaries), then Seller and Parent shall cause the Buyer L/C to be released. In the event such insurance is recovered or reinstated on terms reasonably satisfactory to Buyer, then Buyer shall replace the Buyer L/C on terms and conditions reasonably satisfactory to Seller.

6.15 Surety Bonds. Parent, Seller and Target are parties to a general agreement of indemnity dated April 30, 2004 with Zurich American Insurance Company and Subsidiaries and Affiliates (Zurich) under which Target has outstanding surety bonds as listed on Section 6.15 of the Disclosure Schedule (the “Outstanding Surety Bonds”), primarily for taxes, tolls and other business operational needs. Following the Closing, Buyer shall cause Target to use commercially reasonable efforts, within 30 days following the Closing, to either (a) assist Parent and Seller in their efforts to cause Parent and Seller to be released from liability with respect to the Outstanding Surety Bonds, or (b) replace the Outstanding Surety Bonds with replacement security bonds, letters of credit, or a combination of replacement security bonds and letters of credit. So long as the Outstanding Surety Bonds remain outstanding, Buyer shall indemnify Parent and Seller for any Adverse Consequences with respect to the Outstanding Surety Bonds which are directly related to actions of Buyer or Target after the Closing Date.

6.16 Claims Administration. Parent and Seller shall promptly forward to Buyer any notices or other material communications from the insurance company regarding insurance claims relating solely to Target and its Subsidiaries. Parent or Seller will monitor and process invoices for claims payments made by and administration expenses incurred by Broadspire (the third-party claims administrator for Parent, Seller and Target for workers compensation, bodily injury and property damage, and general liability claims for policy years from March 1, 2000 to the present) related to the handling and disposition of claims on behalf of Target. Promptly following the Closing, Parent, Seller and Buyer shall use their commercially reasonable efforts to cause all invoices from Broadspire related to Target claims to be billed directly to the Buyer or Target, and the Buyer shall cause the same to be paid within the terms and conditions agreed to between Buyer and Boradspire but in any event, no later than thirty days of the receipt of such invoice (except with respect to any amounts which Buyer or Target allege in good faith are related to Parent, Seller or their respective Subsidiaries). Parent and Seller shall afford Target and its Subsidiaries to have the same information and approval rights with respect to claims related to Target and its Subsidiaries as Target and its Subsidiaries were afforded prior to the Closing in the Ordinary Course of Business. If Target continues to participate in the Broadspire arrangement and the Buyer is not directly billed for such services, the Buyer shall reimburse the Seller for all out-of-pocket claim payments and claims administration fees paid by Parent or Seller to Broadspire solely with respect to Target’s claims. Such reimbursements shall be paid to Parent by wire transfer within five business after notice to Buyer (except with respect to any amounts which Buyer or Target allege in good faith are related to Parent, Seller or their respective Subsidiaries). Parent and Seller shall take all actions reasonably requested by Buyer and Target (at Target’s expense) with respect to any disputes related to claims against Target or any of its Subsidiaries, with respect to any disputes between Target or any of its Subsidiaries and Broadspire, or with respect to any disputes between Parent or Seller against Broadspire with respect to Target or any of its Subsidiaries or their respective businesses.

6.17 Insurance Premiums and Claims. Self-insurance, retention, deductible, retrospective premium or similar terms related to out-of-pocket insurance costs, including without limitation associated out-of-pocket administrative expenses, loss adjustment or similar expenses and related state insurance assessments and taxes arising after the Closing under any current or former insurance policy or policies maintained by Parent or Seller which are identified on Section 4.26(a) of the Disclosure Schedule and solely to the extent directly attributable to liabilities or losses of Target prior to the Closing (as determined as a result of premium / insurance program audits or claim / retrospective adjustments) shall be allocated to Target (except with respect to any amounts which Buyer or Target allege in good faith are related to Parent, Seller or their respective Subsidiaries). All other self-insurance, retention, deductible, retrospective premium or similar terms related to out-of-pocket insurance costs shall be allocated to Parent and Seller. To the extent that any Party pays any expenses that are determined in accordance with this Section to be properly allocable to another Party, the responsible Party shall promptly reimburse the paying Party. Buyer, Target, Parent and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party to document the allocation decisions hereunder.

6.18 Specified Premises. Parent and Seller, at their sole cost and expense, shall fully perform and satisfy (i) all obligations arising under ISRA or any other applicable Environmental Laws with respect to the cessation of operations at the Specified Premises and the termination of the Specified Lease other than to the extent of events or circumstances occurring after the Closing which are not related to or caused by actions or omissions of Parent, Seller or any of their Subsidiaries and (ii) all obligations under the Specified Lease with respect to environmental, health and safety matters (other than to the extent of events or circumstances occurring after the Closing which are not related to or caused by actions or omissions of Parent, Seller or any of their Subsidiaries), including all obligations to remove, close, dispose, clean up, investigate, and undertake any other actions relating to, any aboveground or underground storage tanks currently or formerly located at the Specified Premises in compliance with applicable laws, including the proper removal of the existing 20,000 gallon underground fuel tank and the proper closing of the 1,000 gallon waste oil tank located on the Specified Premises.

ARTICLE 7

Conditions to Obligation to Close

7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) each of the representations and warranties of Parent and the Seller contained in Section 3.1 and Article 4 (i) that are qualified as to materiality shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects when made and as of the Closing Date, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except to the extent that any such representation or warranty relates to a specified date, in which case such representations and warranties shall be true and correct as of such date;

(b) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) no statute, regulation, injunction, judgment, decree or order of any governmental body shall be in effect that restrains or prohibits the transactions contemplated hereby or that otherwise (i) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (ii) affects adversely the right of Buyer to own the Target Shares or operate the businesses of or control the Target and its Subsidiaries or (iii) affects adversely the right of the Target and its Subsidiaries to own their respective assets or control their respective businesses, nor shall there be pending or threatened any action or proceeding by or before any governmental body challenging the lawfulness of or seeking to prevent any of the transactions contemplated by this Agreement, seeking monetary or other relief by reason of the consummation of any of such transactions, or wherein an unfavorable injunction, judgment, ruling, decree or order would cause any of the (i)-(iii) above;

(d) no event, transaction, condition or change shall have occurred since the date of this Agreement that has had or would reasonably be expected to have a Material Adverse Effect;

(e) Buyer shall have received from Bryan Cave LLP, counsel for the Seller, the Target and its Subsidiaries, an opinion with respect to the matters set forth in Exhibit C attached hereto, which shall be addressed to Buyer and Buyer’s lenders, dated as of the Closing Date, and in form and substance reasonably satisfactory to Buyer;

(f) The Target shall have obtained releases of all Security Interests (other than any Permitted Encumbrances) relating to the assets and properties of the Target;

(g) [Intentionally Omitted];

(h) The Buyer shall have obtained, no later than ten days prior to the Closing, a proposed marked-up commitment for a 1992 ALTA Owner’s Title Insurance Policy or other form of pro forma policy acceptable to the Buyer for each Owned Real Property, issued by a title insurance company satisfactory to the Buyer (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitments”);

(i) At the Closing, the Buyer shall have the ability to obtain title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring each of the Target’s and its Subsidiaries’ fee simple title to each Owned Real Property as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), with gap coverage from Seller through the date of recording, subject only to Permitted Encumbrances, in such amount as the Buyer reasonably determines to be the value of the Real Property insured thereunder and include the endorsements identified herein and a non-imputation endorsement as well as such other endorsements commonly required by financial institutions (the “Title Policies”);

(j) The Buyer shall have obtained, no later than ten days prior to the Closing, a survey for each Owned Real Property, dated no earlier than the date of this Agreement, in accordance with ALTA/ASCM standards and such other standards as the Title Company and the Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer, Buyer’s lender and the Title Company, in a form and with a certification satisfactory to each of such parties (the “Surveys”);

(k) the Target and its Subsidiaries shall have obtained and delivered to the Buyer an estoppel certificate from each landlord with respect to each of the Leases, dated no more than 30 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to the Buyer (the “Estoppel Certificates”);

(l) the Parties, the Target, and its Subsidiaries shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.1(b), 3.2(b), and Section 4.3 above, and all other the third-party consents and approvals that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) to prevent a breach of or default under, or a termination, modification or acceleration of, any contract or agreement identified on the Schedule 7.1(l) attached hereto, in each case on terms reasonably satisfactory to Buyer (the “Third-Party Approvals”);

(m) the Seller shall have delivered to the Buyer:

(i) certificates of the appropriate public officials to the effect that each of Parent, the Seller, the Target and each of the Target’s Subsidiaries is a validly existing entity in good standing in its state of organization and, with respect to the Target and each of its Subsidiaries, in each jurisdiction it is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date;

(ii) incumbency and specimen signature certificates dated the Closing Date, signed by the officers of Parent, the Seller and the Target who have executed this Agreement or any certificate or other agreement contemplated herein and certified by a secretary or assistant secretary of such Person;

(iii) A certificate of the Secretary or Assistant Secretary of each of Parent, the Seller and the Target (A) setting forth all authorizations of Parent, the Seller and the Target, including resolutions of Parent’s, the Seller’s and Target’s boards of directors and stockholders resolutions of the Seller, authorizing the execution and delivery of this Agreement and the performance by Parent, the Seller and the Target of the transactions contemplated hereby, and (B) certifying as correct the governing documents of Parent, the Seller, the Target, and the Target’s Subsidiaries;

(iv) a certificate to the effect that each of the conditions specified above in Sections 7.1(a)-(g) and in Section 7.1(l) is satisfied in all respects;

(v) A non-foreign affidavit as described in Section 1445(b)(2) of the Code and the regulations thereunder executed by the Seller;

(vi) The Third-Party Approvals;

(vii) The Transition Services Agreement, duly executed by Parent and the Seller, in the form attached hereto as Exhibit A (which shall be in full force and effect) (the “Transition Services Agreement”).

(viii) Executed resignations of all of the incumbent officers, directors, managers or individuals holding similar positions of the Target and each of its Subsidiaries, effective as of the Closing;

(ix) evidence (in form and substance satisfactory to the Buyer) that the Target’s and Seller’s legal counsel, investment bankers, brokers and other agents and representatives have been paid in full and that neither the Target nor any of its Subsidiaries has any liability to any of the Target’s or Seller’s legal counsel, investment bankers, brokers, agents or representatives;

(x) a certificate from the Seller setting forth its good faith determination of the Purchase Price (the “Estimated Purchase Price Certificate”), including its good faith determination of (A) the Closing Indebtedness, (B) the Closing Net Working Capital as determined in a manner consistent with the Purchase Price Calculation Schedule, and (C) all Closing Seller Expenses which are not paid by the Seller at or prior to the Closing, which certificate shall have been delivered at least two days prior to Closing;

(xi) evidence of termination of the Administrative Services Agreement on terms and conditions satisfactory to Buyer;

(xii) evidence of termination of the SCS Line of Credit and release of Jevic from any and all obligations thereunder on terms and conditions satisfactory to Buyer;

(xiii) evidence of the Guaranty Releases;

(xiv) evidence of notice of termination of each of the Creek Road Agreements and on terms and conditions reasonably acceptable to Buyer; and

(xv) such other documents or instruments as are required to be delivered by Seller, Parent or the Target at the Closing pursuant to the terms hereof or that the Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

All actions to be taken by the Target or the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer. The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2 Conditions to Obligation of the Seller, the Parent and the Target. The obligation of the Seller, the Parent and the Target to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) each of the representations and warranties of the Buyer contained in Section 3.2 (i) that are qualified as to materiality shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects when made and as of the Closing Date, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except to the extent that any such representation or warranty relates to a specified date, in which case such representations and warranties shall be true and correct as of such date;

(b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) no statute, regulation, injunction, judgment, decree or order of any governmental body shall be in effect that restrains or prohibits the transactions contemplated hereby or that otherwise would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, nor shall there be pending or threatened any action or proceeding by or before any governmental body challenging the lawfulness or seeking to prevent any of the transactions contemplated by this Agreement, seeking monetary or other relief by reason of the consummation of any of such transactions or wherein an unfavorable injunction, judgment, ruling, decree or order would cause any of the foregoing;

(d) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 7.2(b)-(c) is satisfied in all respects;

(e) the Buyer shall have delivered to the Seller:

(i) certificates of the appropriate public officials to the effect that the Buyer is a validly existing entity in good standing in its state of organization;

(ii) incumbency and specimen signature certificates dated the Closing Date, signed by the officers of Buyer and certified by Buyer’s Secretary or Assistant Secretary;

(iii) The Transition Services Agreement, duly executed by the Buyer (which shall be in full force and effect).

(iv) a certificate of the Secretary or Assistant Secretary of Buyer (A) setting forth all authorizations of Buyer authorizing the execution and delivery of this Agreement and the performance by Buyer of the transactions contemplated hereby, and (B) certifying as correct the governing documents of Buyer; and

(v) such other documents or instruments as are required to be delivered by the Buyer at the Closing pursuant to the terms hereof or that the Seller reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller. The Seller or Target may waive any condition specified in this Section 7.2 if the Seller or Target executes a writing so stating at or prior to the Closing.

ARTICLE 8

Remedies for Breaches of This Agreement

8.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement and in any certificate delivered with respect hereto shall survive the Closing hereunder and continue in full force and effect for a period of fifteen (15) months thereafter; provided, however, that the applicable Parties’ representations and warranties contained in (a) Section 4.10 (Tax Matters), Section 4.16 (Employee Benefits), and Section 4.27 (Closing Date) with respect to Sections 4.10 and 4.16 shall survive until ninety (90) days following the expiration of the applicable statute of limitations in respect of such matters (after giving effect to any extensions or waivers thereof); (b) Section 4.17 (Environmental, Health and Safety Matters), and Section 4.27 (Closing Date) with respect to Section 4.17 shall survive until the fifth anniversary of the Closing Date; and (c) Section 3.1(e) (Target Shares), the first sentence of Section 4.1 (Organization, Qualification and Corporate Power), Section 4.2 (Capitalization), the first sentence of Section 4.5 (Title to Assets; Asset Sufficiency), Section 4.6 (Subsidiaries), and 4.27 (Closing Date) with respect to Section 3.1(e), the first sentence of Section 4.1, Section 4.2, the first sentence of Section 4.5, and Section 4.6 will survive forever; provided that any representation or warranty in respect of which indemnity may be sought under this Article 8, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice (in reasonable detail) of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time (regardless of when the Adverse Consequences in respect thereof may actually be incurred). The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive for the periods set forth in this Section 8.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, stockholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder. The covenants and other agreements contained herein shall survive the Closing and continue in full force and effect in accordance with their respective terms (subject to any applicable statutes of limitations).

8.2 Indemnification Provisions for Benefit of the Buyer. In the event (i) either Seller or the Parent breaches any of its representations or warranties contained herein or in any certificate delivered by either Seller or the Parent pursuant to this Agreement and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Buyer Party makes a written claim for indemnification against the Seller pursuant to Section 11.7 below within such survival period, (ii) either Seller or Parent breaches or fails to fulfill any covenant or agreement contained herein, (iii) of any action, demand, proceeding, investigation or claim by any Person against or affecting the Target or any Buyer Party (as defined below) which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties, covenants or agreements of the Parent or Seller under this Agreement; (iv) of any liability for Indemnified Taxes of the Target or any of its Subsidiaries to the extent not reflected in the Closing Balance Sheet and taken into account in determining the Final Purchase Price; (v) of any Closing Indebtedness or Seller Expenses not reflected in the Closing Balance Sheet or taken into account in determining the Final Purchase Price; (vi) any liability or obligation relating to any environmental, health or safety matters (including without limitation any arising under ISRA or any other Environmental Laws) with respect to the Specified Premises other than to the extent of events or circumstances occurring after the Closing which are not related to or caused by actions or omissions of Parent, Seller or any of their Subsidiaries, including without limitation any liability or obligation relating to any environmental, health or safety matters and arising in connection with (A) the Specified Lease, (B) the cessation of operations at the Specified Premises and any associated liabilities arising under ISRA or other Environmental Laws or under the Specified Lease, and (C) unless Target enters into a replacement lease for the Specified Premises (other than amendments to its existing lease), any removal, closure, cleanup or other remedial actions, including without limitation any such actions with respect to any storage tanks currently or formerly located at the Specified Premises; (vii) of any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) arising out of or pertaining to matters existing or occurring at or prior to the Closing with respect to any (A) matters which would have been covered by Parent or any of its Subsidiaries directors and officers, employment practices (to the extent related to any period on or prior to the Closing Date) or fiduciary liability policies if such claim were asserted prior to the Closing (without regard to any deductibles or other limitations) or (B) actions or omissions of the officers, senior officers or board of directors or governing body of the Company and its Subsidiaries prior to the Closing, (viii) of any Indebtedness, obligation or other liability related to or evidenced by that certain Uniform Commercial Code Financing Statement filed with the Secretary of State of the State of New Jersey on June 2, 2002, filing number 2106652-8, in favor of Fleet Capital Corporation, or (ix) of any of any action, demand, proceeding, investigation or claim by any Person or any liability or obligation resulting, related to or in connection with Target, Buyer, Parent and Seller not receiving a consent on terms reasonably satisfactory to Buyer pursuant to the Specified License or any Adverse Consequences resulting, related to or in connection with Parent, Seller and their Subsidiaries not performing any obligations such Persons would have been required to perform under this Agreement, the Transition Services Agreement or any other agreement if such consent with respect to the Specified License were obtained, then Parent and the Seller shall, jointly and severally, indemnify the Buyer and its Affiliates (including the Target after the Closing), stockholders, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the “Buyer Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Adverse Consequences any Buyer Party may suffer through and after the date of the claim for indemnification as a result of, in connection with, or by virtue of such breach or right to obtain indemnification. Parent and Seller shall not have any obligation to indemnify any Buyer Party from and against any Adverse Consequences pursuant to clauses (i), (iii) or (vii) above until the Buyer Parties have suffered Adverse Consequences by reason of any individual breaches, or groups of breaches arising out of the same or similar facts, events or circumstances (but solely with respect to the fourth sentence of Section 4.5, including only individual breaches or groups of breaches arising out of the same event) (“Group of Related Breaches”), equal to or exceeding Twenty-Five Thousand Dollars ($25,000) (“De Minimis”) and the sum of all such breaches exceeds an aggregate deductible equal to Three Hundred Thousand Dollars ($300,000) (“Deductible”) (after which point, with respect to indemnification pursuant to any of clauses (i), (iii) or (vii) above, the Seller and Parent will be obligated only to indemnify the Buyer Parties from and against such further Adverse Consequences in excess of the Deductible up to the Cap proximately caused by reason of individual breaches or Groups of Related Breaches each equal to or exceeding the De Minimis); provided, further, for the sole purpose of determining the applicability and the amount of any Adverse Consequences that are the subject matter of a indemnification claim hereunder, the Deductible and De Minimis shall be the materiality standard for such purpose hereunder and, therefore, each representation and warranty contained in this Agreement shall be read for such purpose (and no other purpose) without regard to and without giving effect to any materiality or Material Adverse Effect standard or qualification contained in such provision (as if such standard or qualification were deleted from such provision)). The Parent and Seller will have no obligation to indemnify the Buyer Parties under this Agreement for any Adverse Consequences caused by pursuant to clauses (i), (iii) or (vii) above in excess of Nine Million Dollars ($9,000,000) (the “Cap”). The Deductible, De Minimis and Cap shall not apply to indemnity claims arising from a breach or inaccuracy of the representations and warranties contained in Section 3.1(a) (Organization of Parent and Seller), any of the first three sentences of Section 3.1(b) (Authorization of Transaction), Section 3.1(d) (Brokers’ Fees), Section 3.1(e) (Target Shares), the first sentence of Section 4.1 (Organization, Qualification and Corporate Power), Section 4.2 (Capitalization), Section 4.4 (Brokers’ Fees), the first sentence of Section 4.5 (Title to Assets; Asset Sufficiency), Section 4.6 (Subsidiaries), Section 4.7(c) (Financial Statements), Section 4.10 (Tax Matters), Section 4.18 (Certain Business Relationships) and 4.27 (Closing Date) with respect to Section 3.1(a), any of the first three sentences of Section 3.1(b), Section 3.1(d), Section 3.1(e), the first sentence of Section 4.1, Section 4.2, Section 4.4, the first sentence of Section 4.5, Section 4.6, Section 4.10 and Section 4.18, any Adverse Consequences for which shall be indemnified in the aggregate from the first dollar up to a maximum of the Purchase Price. Notwithstanding any other provision in this Agreement to the contrary, Parent and Seller shall not be liable to the Buyer Parties for any (a) Adverse Consequences that are punitive (except to the extent constituting third party punitive claims), or (b) Adverse Consequences based upon “multiple of profits,” “multiple of earnings” or similar valuation methodology (including without limitation any Adverse Consequences in the nature of diminution in value of the Target Shares based upon or otherwise calculated in reference to any of the foregoing items described in clause (b) above).

8.3 Indemnification Provisions for Benefit of the Seller. In the event (i) the Buyer breaches any of its representations or warranties contained herein or in any certificate delivered by the Buyer pursuant to this Agreement, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 11.7 below within such survival period, (ii) or the Buyer breaches or fails to fulfill any covenant or agreement contained herein, or (iii) of any action, demand, proceeding, investigation or claim by any Person against or affecting any Seller Party (as hereinafter defined) which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties, covenants or agreements of Buyer under this Agreement, then the Buyer shall indemnify Parent, the Seller and their Affiliates, stockholders, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the “Seller Parties”) and save and hold the Seller Parties harmless from and against and pay on behalf of or reimburse the Seller Parties as and when incurred for any Adverse Consequences the Seller Parties may suffer through and after the date of the claim for indemnification as a result of, in connection with, or by virtue of such breach.

8.4 Matters Involving Third Parties.

(a) If any third party shall notify a Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against a other Party (the “Indemnifying Party”) under this Article 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

(b) The Indemnifying Party will have the right (subject to the limitations below) at any time to assume and thereafter conduct the defense of the Third Party Claim by appointing a recognized and reputable counsel of its choice reasonably satisfactory to the Indemnified Party to be the lead counsel in connection with such defense; provided, however, prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that such Indemnifying Party shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification; and provided further, that:

(i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party);

(ii) the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnified Party; or (4) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; and

(iii) If the Indemnifying Party shall control the defense of a Third Party Claim, it will not consent to entry of any judgment or enter into any settlement of a Third Party Claim or cease to defend such claim without the prior written consent of the Indemnified Party unless such judgment or proposed settlement or cessation involves or will result in only the payment of money damages and will expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim without prejudice and will not result in or impose an injunction or other equitable relief upon the Indemnified Party.

(c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8.4(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided that the Indemnified Party may not enter into any settlement of a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) Certain Waivers; etc. Each of Parent and Seller hereby agree that it shall not make any claim for indemnification against the Buyer, the Target or any of their respective Affiliates by reason of the fact that the Parent or Seller are or were, directly or indirectly, equityholders of the Target or any of its Subsidiaries (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties against the Seller or Parent pursuant to this Agreement or applicable law or otherwise, and each of the Parent and Seller hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from the Target or any of its Affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise. Effective upon the Closing, each of the Parent and Seller hereby irrevocably waives, releases and discharges the Target and its Subsidiaries from any and all liabilities and obligations to it of any kind or nature whatsoever, whether in its capacity as a stockholder of the Target or any of its Subsidiaries or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith) or otherwise at law or equity, and each of the Seller and Parent agrees that it shall not seek to recover any amounts in connection therewith or thereunder from the Target or any of its Subsidiaries. In no event shall the Buyer, Target or any of their respective Subsidiaries have any liability whatsoever to the Seller or Parent for any breaches of the representations, warranties, agreements or covenants of the Target hereunder, and in any event none of the Seller or Parent may seek contribution or indemnification from the Buyer, Target or any of their respective Subsidiaries in respect of any payments required to be made by either Seller or Parent pursuant to this Agreement.

8.5 Insurance Proceeds. To the extent that an indemnified party receives insurance proceeds as a result of any Adverse Consequences, the indemnified party shall pay the amount of such insurance proceeds to the indemnifying party promptly after such insurance proceeds are actually received by the indemnified party less the sum of (i) any costs incurred in the collection thereof, (ii) any amounts actually paid by the indemnified party as a result of such Adverse Consequences as premiums retroactively assessed under any applicable provisions of insurance policies that cover such Adverse Consequences (in whole or in part) and (iii) the present value of any increases in insurance premiums on account of such Adverse Consequences, in the cases of clauses (ii) and (iii) above as identified by the applicable insurance company as relating to such Adverse Consequences or as otherwise reasonably apparent; provided that (i) the indemnifying party shall not be entitled to any such net insurance proceeds in excess of the indemnification payment or payments actually received from the indemnifying party by the indemnified party with respect to such Adverse Consequences, and (ii) the indemnifying party shall only be entitled to such net insurance proceeds to the extent of any amounts actually received from the indemnifying party by the indemnified party with respect to such Adverse Consequences plus the amount of such insurance proceeds exceed the amount of such Adverse Consequences to the indemnified party. At the request of the indemnifying party, the indemnified party shall use commercially reasonable efforts to make a claim against its insurance carrier with respect to such Adverse Consequences (but shall not be obligated to take any other action, including without limitation commencing or threatening a lawsuit) unless the indemnified party reasonably believes that submission of such a claim could cause (x) the premiums of such Person’s insurance policy to be materially increased or (y) the insurance carrier to cancel any insurance policy.

8.6 Exclusive Remedy. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Article 8 and in Article 10, shall be the exclusive remedy of the Buyer and the Parent and Seller with respect to claims for monetary relief with respect to the transactions contemplated by this Agreement, except for any Adverse Consequences incurred as a result of fraud of any Party. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it may have, from and after the Closing, against the other Party hereto relating to the subject matter of this Agreement except as set forth in the preceding sentence. Notwithstanding any provision to the contrary, nothing in this Section 8.6 shall restrict any Party’s ability to seek equitable or injunctive relief, including specific performance. Neither Party shall have any liability to the other for any punitive damages; provided, however, that this exclusion of punitive damages does not apply to any such damages sought by third parties against an Indemnified Party in connection with Adverse Consequences that may be indemnified pursuant to this Article 8 in connection with a Third Party Claim; provided, further, that all such punitive damages shall nevertheless remain subject to the limitations on the Parties’ indemnification obligations provided in this Article 8, including the Deductible, De Minimis and Cap (to the extent such limitations are otherwise applicable to such Third Party Claim).

8.7 Environmental Matters. Without limiting the generality of Section 8.6, above, the Buyer understands and agrees that its right to indemnification under Section 8.2 shall constitute its sole and exclusive remedy against the Seller with respect to any claims for monetary relief with respect to environmental, health, or safety matter relating to the past, current or future facilities, properties or operations of the Target, its Subsidiaries, and all of their respective predecessors or Affiliates, including without limitation any such matter arising under any Environmental, Health, and Safety Requirements. Aside from their respective rights to indemnification as set forth in this Agreement, the Buyer, Parent and the Seller hereby waive any right to seek contribution, cost recovery, damages, or any other recourse or remedy and hereby release each other from any claim, demand or liability with respect to any environmental, health, or safety matter arising at law or in equity, including without limitation any arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under the Comprehensive Environmental Response, Compensation, and Liability Act, any analogous state law, or the common law.

8.8 Manner of Payment. Except as otherwise provided herein, any indemnification of the Buyer Parties or the Seller Parties pursuant to this Article 8 shall be effected by wire transfer of immediately available funds from the Parent and Seller (jointly and severally) or Buyer, as the case may be, to an account(s) designated by the applicable Buyer Party or Seller Party, as the case may be, within two business days after the final determination thereof. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Adverse Consequences are suffered or sustained until the date of payment. Notwithstanding any provision to the contrary in this Section 8.9, (a) the Buyer Parties shall be entitled to (but shall not be required to) set-off any amounts due or payable to any of the Buyer Parties by Parent, Seller or any of their respective Subsidiaries pursuant to this Section 8.9 against any amounts otherwise due and payable by any of the Buyer Parties or any of their Affiliates to Parent, the Seller or any of their respective Subsidiaries and (b) the Seller Parties shall be entitled to (but shall not be required to) set-off any amounts due or payable to any of the Seller Parties by Buyer pursuant to this Section 8.9 against any amounts otherwise due and payable by any of the Seller Parties to Buyer or any of its Subsidiaries. All indemnification payments under this Section 8.7 shall be deemed adjustments to the Purchase Price set forth in Section 2.3(a) above.

8.9 Obligations of Parent and the Seller. Notwithstanding any provision in this Agreement, all obligations of either Parent or the Seller are joint and several obligations of Parent and the Seller.

ARTICLE 9

Termination

9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event that any of Parent, the Seller or Target has breached any representation, warranty, or covenant contained in this Agreement in any material respect, which in the case of any breach of covenant which is curable has not been cured within ten days after written notification thereof by Buyer to Seller or (ii) if the Closing shall not have occurred on or before June 30, 2006 (the “Outside Date”), by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); provided, however, that if the only conditions not fulfilled by such date are the receipt of required approvals from governmental authorities of competent jurisdiction, then the Outside Date shall be extended by an additional ten (10) days and Buyer may not terminate this Agreement under Section 9.1(b)(ii) prior to the Outside Date as extended; and

(c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, which in the case of any breach of covenant which is curable has not been cured within ten days after written notification thereof by the Seller to Buyer or (ii) if the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement); provided, however, that if the only conditions not fulfilled by such date are the receipt of required approvals from governmental authorities of competent jurisdiction, then the Outside Date shall be extended by an additional the (10) days and Seller may not terminate this Agreement under Section 9.1(c)(ii) prior to the Outside Date as extended.

9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate and have no further force or effect except that (a) the covenants and agreements set forth in this Section 9.2, Section 11.13 (Expenses), Section 11.6 (Specific Performance), and Article 11 (Miscellaneous) shall survive such termination indefinitely, and (b) nothing in Section 9.1 or this Section 9.2 shall be deemed to release any Party from any liability for any breach by such party of the terms and provisions of this Agreement prior to the date hereof or to impair the right of Buyer to compel specific performance by another party of its obligations under this Agreement.

ARTICLE 10

Tax Matters

10.1 Tax Sharing Agreements. Any tax sharing agreement between Parent and any of the Target and its Subsidiaries is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

10.2 Returns for Periods Through the Closing Date. Parent shall include the income of the Target and its Subsidiaries (including any deferred income triggered into income by Treasury Reg. § 1.1502-13 and any excess loss accounts taken into income under Treasury Reg. § 1.1502-19) on the Parent consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Parent shall cause Target and its Subsidiaries to join in Parent’s consolidated federal income tax return and pay any Federal Income Taxes attributable to such income. The Target and its Subsidiaries will furnish Tax information to Parent for inclusion in Parent’s federal consolidated income Tax Return for the period which includes the Closing Date in accordance with the Target’s past custom and practice. The income of the Target and its Subsidiaries will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Target and its Subsidiaries as of the end of the Closing Date.

10.3 Intentionally Omitted.

10.4 Intentionally Omitted.

10.5 Post-Closing Elections. At Parent’s request, the Buyer will cause any of the Target and its Subsidiaries to make and/or join with Parent in making such Tax elections that Parent may request after Closing if the making of such election does not have a material adverse impact on the Buyer (or any of the Target and its Subsidiaries) for any post-acquisition Tax period.

10.6 Indemnification for Post-Closing Transactions. The Buyer agrees to indemnify the Seller for any additional Tax owed by the Seller (including Tax owed by the Seller due to this indemnification payment) resulting from any transaction that is both (a) not contemplated by this Agreement and (b) does not take place in the ordinary course of business occurring on the Closing Date after the Buyer’s purchase of the Target Shares.

10.7 Section 338(h)(10) Election. Parent will join with the Buyer in making an election under Section 338(h)(10) of the Code in connection with the purchase and sale of the stock of Target and any of its Subsidiaries hereunder (and any corresponding elections under state, local, or foreign tax law) (collectively, a “Section 338(h)(10) Election”). Parent will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Buyer, Target, and Target’s Subsidiaries against any Adverse Consequences arising out of any failure to pay such Tax. Buyer shall prepare or cause to be prepared and file or cause to be filed the Section 338(h)(10) Election. Buyer shall permit Parent to review and comment on the Section 338(h)(10) Election prior to filing and shall make such revisions to the Section 338(h)(10) Election as are reasonably requested by Parent. Parent and the Seller will include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law.

10.8 Cooperation on Tax Matters.

(a) Buyer, Target and its Subsidiaries, Parent and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 10.8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target and its Subsidiaries, Parent and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Target and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Target and its Subsidiaries or Parent or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(b) Buyer, Parent and the Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

ARTICLE 11

Miscellaneous

11.1 Press Releases and Public Announcements. Prior to the Closing, no Party shall issue any press release or make any announcement to the employees, customers or suppliers of Target or any of its Subsidiaries or any other public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its commercially reasonable efforts to consult with the other Parties prior to making the disclosure as to its form and content). After the Closing, Buyer and the Target may disclose such information without the consent of any other Party.

11.2 Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and each of their respective successors and permitted assigns.

11.3 Entire Agreement. This Agreement (including the documents referred to herein and the attachments hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof, including without limitation the Confidentiality Agreement.

11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided that Buyer may assign its rights and obligations hereunder (including its right to purchase the Target Shares), in whole or in part, to any of its Affiliates without the consent of any of the other Parties hereto. In addition, after the Closing Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of Target or any of its Subsidiaries or their respective businesses without the consent of any of the other Parties hereto. Notwithstanding any provision to the contrary in this Agreement, Buyer and, following the Closing, Target and its Subsidiaries may assign any or all of its rights, title and interest in and pursuant to this Agreement and any of the other agreements executed and delivered in connection herewith, including its rights to indemnification or payment thereunder, to any of its lenders as collateral security.

11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.6 Specific Performance. The Parties each agree that irreparable damage would occur in the event any provision of this Agreement was not performed by the other Party in accordance with the terms hereof and that the non-breaching Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyer:	Copy to:

c/o Sun Capital Partners, Inc. 5200 Town Center Circle, Suite 470 Boca Raton, FL 33486 Attn: Jason Neimark Shigeru Utsugi	Kirkland & Ellis 200 East Randolph Chicago, IL 60601 Attn: Jeffrey A. Fine Telecopy: (312) 861-2200

Aaron Wolfe

C. Deryl Couch

Telecopy: (561) 394-0540

If to Parent or the Seller:	Copy to:

Saia Motor Freight Line, Inc.	Bryan Cave LLP
11465 Johns Creek Parkway	3500 One Kansas City Place
Duluth, Georgia 30097	1200 Main Street
Attention: President	Kansas City, Missouri 64105
Attention: Robert M. Barnes

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.9 Jurisdiction and Consent to Service of Process. The parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in a Federal or state court sitting in the County of Newcastle, Delaware, which shall be the jurisdiction and venue of said legal proceedings, and each party hereto waives any objection that such party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process or any other notice in any such action, suit or proceeding shall be effective against such party when transmitted in accordance with Section 11.7 of this Agreement. Nothing contained herein shall be deemed to affect the right of either Party to serve process in any manner permitted by law.

11.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.13 Expenses. Each of the Buyer, on the one hand, and Parent and the Seller, on the other hand, will bear their own costs and expenses (including legal fees and expenses and the fees of any investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation of and performance under this Agreement and the transactions contemplated hereby. In addition, the Seller and Parent shall, jointly and severally, pay all fees, costs and expenses of the Target incurred in connection with the negotiation of and performance under this Agreement and the transactions contemplated hereby, including the Seller Expenses, and the Target shall not pay any fees, costs or expenses of Seller, the Target or any of their Affiliates arising in connection with the transactions contemplated hereby if the transactions are consummated, except to the extent any such expenses have been included as Closing Seller Expenses on the final Closing Balance Sheet and have actually reduced the Purchase Price. All transfer, documentary, sales, use, stamp, registration and other such Taxes, all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, and all Surveys, Title Commitments and Title Policies shall be paid one-half by Buyer, on the one hand, and one-half by Parent and Seller, on a joint and several basis, on the other hand.

11.14 Exhibits/Schedules. The Disclosure Schedule to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any information set forth in any one Section of the Disclosure Schedule shall be considered to have been disclosed solely for purposes of the correspondingly numbered representation or warranty or other section or subsection in this Agreement, except to the extent that the relevance of a disclosure in one Section of the Disclosure Schedule to another Section of the Disclosure Schedule is reasonably apparent on its face.

11.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to such federal, state, local or foreign statute or law including all amendments thereto and all rules and regulations promulgated thereunder, in each case as in effect on the date hereof, unless the context requires otherwise. As used herein, unless the context otherwise requires: (a) references to “Article” or “Section” are to an article or section hereof; (b) all “Exhibits” and “Schedules” referred to herein are to exhibits and schedules attached hereto and are incorporated herein by reference and made a part hereof; (c) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof; (d) “including” means including but not limited to; (e) the singular number includes the plural number and vice versa; (f) reference to any gender includes each other gender; (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular provision or other provision hereof; (h) relative to the determining of any period of time, “from” means “from and including” and “to” and “through” mean “to and including”; and (i) “or”, “either” and “any” are not exclusive.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

JEVIC HOLDING CORP.

By:/s/ Aaron Wolfe

Printed Name:	Aaron Wolfe

Title:	Vice President

SAIA MOTOR FREIGHT LINE, INC.

By:/s/ Richard D. O’Dell

Printed Name:	Richard D. O’Dell

Title:	President & CEO

SCS TRANSPORTATION, INC.

By:/s/ Herbert A. Trucksess III

Printed Name:	Herbert A. Trucksess III

Title:	President